Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

CONSULT A DOCTOR, INC.,

WOLF SHLAGMAN, JOHN J. KARABEES, MORGENTHAU ACCELERATOR FUND, LP, ARTURO CASTILLO, PROMOCIONES BURSATILES, S.A., NEW WORLD ANGELS VI (CONSULT A DOCTOR), LLC,

DOUGLAS L. O’KEEFE, AS STOCKHOLDER REPRESENTATIVE,

AND

TELADOC, INC.,

dated as of

August 29, 2013

i

LIST OF EXHIBITS

Exhibits:

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Release Agreement
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of Working Capital Statement
Exhibit F	Form of Target Opinion
Exhibit G	Form of Parent Opinion
Exhibit H	Form of Noncompetition Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of August 29, 2013, is entered into by and among Teladoc, Inc., a Delaware corporation (“Parent”), Douglas L. O’Keefe, in his capacity as representative for the Stockholders (the “Stockholder Representative”), Consult A Doctor, Inc., a Delaware corporation (“Target”), Wolf Shlagman (“Shlagman”), John J. Karabees (“Karabees”), Morgenthau Accelerator Fund, LP, a Delaware limited partnership (“Morgenthau”), Arturo Castillo (“Castillo”), New World Angels VI (Consult A Doctor), LLC (“NWA”) and Promociones Bursatiles, S.A. (“Promociones” and together with Morgenthau, Castillo and NWA, the “Principal Series A Stockholders”) (the Principal Series A Stockholders together with Karabees and Shlagman are referred to herein as the “Principals”) (the Principals and Target are sometimes referred to herein as a “Target Party” and collectively as the “Target Parties”).

RECITALS

WHEREAS, Target is engaged in the business of providing access to telemedicine and telehealth services to its customers (the “Business”);

WHEREAS, as of the date of this Agreement, the Principals collectively own a majority of the issued and outstanding shares of Target’s (a) Series A Preferred Stock, $.001 par value per share (the “Series A Preferred Stock”), and (b) common stock, $.001 par value per share (the “Target Common Stock,” and together with the Series A Preferred Stock, the “Target Stock”);

WHEREAS, Target will merge directly with and into Parent (the “Merger”), with Parent continuing as the surviving corporation;

WHEREAS, the respective boards of directors of Parent and Target have, on the terms and subject to the conditions set forth in this Agreement, (a) determined and declared that the Merger is advisable to, and in the best interest of, each such Person and its respective equityholders, (b) authorized and approved this Agreement, the Merger and the consummation of the transactions contemplated hereby, and (c) in the case of Target’s board of directors, has recommended the adoption and approval of this Agreement and the Merger by its Stockholders, in accordance with the Delaware General Corporation Law, as amended (the “DGCL”);

WHEREAS, Target’s Stockholders have adopted and approved of this Agreement and the Merger in accordance with the DGCL; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“409A Authorities” has the meaning set forth in Section 4.19(k).

“Accounts Receivable” means all accounts or notes receivable held by Target as of the Closing Date, and any security, claim, remedy or other right related to any of the foregoing.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adverse Consequences” means all dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Encumbrances, losses, damages, deficiencies, costs of investigation, court costs, and other expenses (including interest, penalties and reasonable attorneys’ fees and expenses).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Merger Consideration” has the meaning set forth in Section 2.07(a).

“Agreement” has the meaning set forth in the preamble.

“Annual Financial Statements” has the meaning set forth in Section 4.04.

“Balance Sheet” has the meaning set forth in Section 4.04(a).

“Balance Sheet Date” has the meaning set forth in Section 4.04(a).

“Benefit Agreement” means any employment, deferred compensation, consulting, severance, change of control, termination, retention, indemnification, loan or similar agreement between the Target or Telemed, on the one hand, and any Participant, on the other hand.

“Benefit Plan” means any employment, bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, stock ownership, equity or equity-based compensation, paid time off, perquisite, fringe benefit, vacation, change of control, severance, retention, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement, agreement or understanding (whether or not legally binding) sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Target or Telemed or any other Affiliate thereof, in each case, providing benefits to any Participant, but not including any Benefit Agreement.

“Books and Records” means all books and records of Target, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and intellectual property files relating to the Intellectual Property Assets and the Intellectual Property Licenses.

“Broker” has the meaning set forth in Section 4.22.

“Broker Release” has the meaning set forth in Section 3.02(e).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City, New York are authorized or required by Law to be closed for business.

“Castillo” has the meaning set forth in the preamble.

“Certificate of Merger” means a certificate of merger in the form attached hereto as Exhibit A.

“Closing” has the meaning set forth in Section 3.01.

“Closing Accrued Tax Amount” means the sum, without duplication, of all unpaid Taxes (whether accrued or otherwise) of Target with respect to all periods ending on or prior to the Closing Date.

“Closing Balance Sheet” has the meaning set forth in Section 2.13(c)(i)(A).

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Indebtedness” means the amount of all Indebtedness of Target outstanding as of the Closing Date and immediately prior to the Effective Time, other than the amount of the indebtedness of Target under the Loan Agreement.  Notwithstanding the foregoing definition of Closing Indebtedness, in order to avoid duplication of any deductions to the calculation of Aggregate Merger Consideration:  (a) to the extent any Indebtedness is included in Current Liabilities and taken into account in the calculation of Closing Working Capital, such Indebtedness shall not be included as an item of Closing Indebtedness, and (b) to the extent any Taxes relating to Indebtedness are included in the calculation of Closing Accrued Tax Amount and taken into account in the calculation of Aggregate Merger Consideration, such Taxes shall not be included as an item of Closing Indebtedness.

“Closing Payment Amounts” means each Stockholder’s respective Net Allocated Share minus (A) the amount equal to the Escrow Amount multiplied by such Stockholder’s Participating Percentage and (B) the amount equal to the Stockholder Representative Holdback Amount multiplied by such Stockholder’s Participating Percentage.  The Closing Payment Amounts for each Stockholder are as set forth in Section 1.1 of the Disclosure Schedule opposite such Stockholder’s name.

“Closing Statement” has the meaning set forth in Section 2.13(c)(i).

“Closing Transaction Expenses” means Transaction Expenses of Target incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby that remain unpaid at the Closing.

“Closing Working Capital” has the meaning set forth in Section 2.13(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Compliance Plan” has the meaning set forth in Section 4.17(c).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means the sum of the line items of the consolidated balance sheet of the Target and its Subsidiaries that are listed on the Form of Working Capital Statement and calculated in accordance with GAAP (which sum shall specifically exclude the Deposit Amount).

“Current Liabilities” means the sum of the line items of the consolidated balance sheet of the Target and its Subsidiaries that are listed on the Form of Working Capital Statement and calculated in accordance with GAAP (which sum shall specifically exclude any indebtedness under the Loan Agreement and deferred revenue).

“Debt Payoff Recipients” has the meaning set forth in Section 2.07(c)(i).

“Deposit Amount” means an amount equal to $1,500,000, which amount has been paid by Parent to Target as a good faith deposit prior to the date hereof pursuant to the Loan Agreement and shall be applied towards the Aggregate Merger Consideration at Closing.

“DGCL” has the meaning set forth in the recitals.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Target concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.13(d)(iii).

“Dissenting Shares” has the meaning set forth in Section 2.09(a).

“Dollars or $” means the lawful currency of the United States.

“Edison” means Edison Venture Fund VII.

“Edison Liabilities” has the meaning set forth in Section 8.02(g).

“Effective Time” means the time at which the Certificate of Merger is filed and becomes effective with the Secretary of State of the State of Delaware in accordance with the DGCL (or at such later time as shall be agreed upon by Parent and Target and set forth in the Certificate of Merger).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Engaged Professional” has the meaning set forth in Section 4.17(b).

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from:  (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority:  (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.  The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs):  the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C.

§§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interest” and “equity security” mean any “equity security” as such term is defined in the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with the Target is treated as a single employer under Section 414(b) or (c) of the Code.

“Escrow Account” means that certain escrow account established pursuant to the Escrow Agreement.

“Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Parent, Stockholder Representative and the Escrow Agent, to be executed and delivered at the Closing in the form attached hereto as Exhibit B.

“Escrow Amount” means the sum of $2,550,000.00 to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement.

“Estimated Closing Accrued Tax Amount” has the meaning set forth in Section 2.13(b)(i)(C).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.13(b)(i)(A).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.13(b)(i)(D).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.13(b)(i)(B).

“Final Closing Accrued Tax Amount” has the meaning set forth in Section 2.13(c)(ii).

“Final Closing Indebtedness” has the meaning set forth in Section 2.13(c)(ii).

“Final Closing Working Capital” has the meaning set forth in Section 2.13(c)(ii).

“Financial Statements” has the meaning set forth in Section 4.04.

“Form of Working Capital Statement” has the meaning set forth in Section 2.13(a).

“Fundamental Representations” has the meaning set forth in Section 8.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, or local government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means:  (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Healthcare Information Laws” has the meaning set forth in Section 4.17(c).

“Income Tax” means all federal, state and local income or profits taxes, taxes measured by income, profits or earned surplus, excise taxes and other governmental charges arising from income, profits or other revenue similar in nature to any of the foregoing, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority.

“Indebtedness” means any of the following:  (a) any indebtedness for borrowed money (including any obligation for principal, interest, premiums, penalties, fees, expenses and breakage costs), (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all interest expense accrued but unpaid on or relating to any such obligations described in clauses (a) and (b) above, (d) any obligations to pay the deferred purchase price of property or services, except trade accounts payable, (e) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (f) unpaid fees, prepayment or redemption premiums or penalties or breakage costs associated with the repayment of the types of obligations described in clauses (a) through (e) above, and (g) all outstanding obligations of the types described in clauses (a) through (f) above of any Person, the payment for which Target is responsible or liable, directly or indirectly, as obligor, guarantor or surety, including guarantees of such obligations; provided, however, that Indebtedness shall not include any accrued income Tax Liabilities or any indebtedness owed to Parent pursuant to the Loan Agreement.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountants” has the meaning set forth in Section 2.13(d)(iii).

“Insolvent” has the meaning set forth in Section 4.28(a).

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world:  (a) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; and (f) all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing.

“Intellectual Property Assets” means all Intellectual Property that is owned by Target.

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Target’s Affiliates, grant Target exclusive or non-exclusive rights or interests in or to any Intellectual Property.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.04(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04(a).

“Interim Financial Statements” has the meaning set forth in Section 4.04(a).

“Karabees” has the meaning set forth in the preamble.

“Knowledge of the Target Parties or Target Parties’ Knowledge” or any other similar knowledge qualification, means the (i) actual knowledge of Karabees, after due inquiry with the Target’s employees and (ii) actual knowledge of any Target Party (other than Karabees) or any director or officer of such Target Party.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.11(b).

“Leases” has the meaning set forth in Section 4.11(b).

“Lender” has the meaning set forth in Section 3.02(f).

“Letter of Transmittal” has the meaning set forth in Section 2.10(a).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Loan Agreement” shall mean that certain Loan and Security Agreement dated July 3, 2013 by and between Parent and Target, as the same may be amended from time to time.

“Losses” means losses, damages, liabilities, deficiencies, diminution in value, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the aggregate value of the Target Stock, (b) the aggregate value of the Target’s assets or properties or (c) the ability of the Target Parties to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 4.08(a).

“Material Customer Contracts” has the meaning set forth in Section 4.08(a)(ix).

“Material Customers” has the meaning set forth in Section 4.14(a).

“Material Suppliers” has the meaning set forth in Section 4.14(b).

“Merger” has the meaning set forth in the recitals.

“Morgenthau” has the meaning set forth in the preamble.

“Net Allocated Share” means, with respect to each Stockholder, such Stockholder’s respective portion of the Aggregate Merger Consideration (calculated using (A) the Estimated Closing Working Capital in lieu of the Final Closing Working Capital for purposes of Section 2.07(a)(ii), (B) the Estimated Closing Accrued Tax Amount in lieu of the Final Closing Accrued Tax Amount for purposes of Section 2.07(a)(iv), and (C) the Estimated Closing Indebtedness in lieu of the Final Closing Indebtedness for purposes of Section 2.07(a)(v)).  The Net Allocated Share for each Stockholder is set forth on Section 1.1 of the Disclosure Schedules.  Section 1.1 of the Disclosure Schedules shall also provide the methodology used to calculate each Net Allocated Share.

“Noncompetition Agreement” has the meaning set forth in Section 3.02(d).

“Nonqualified Deferred Compensation Plan” has the meaning set forth in Section 4.19(k).

“NWA” has the meaning set forth in the preamble.

“Option Liabilities” has the meaning set forth in Section 8.02(f).

“Parent” has the meaning set forth in the preamble.

“Parent Indemnitees” has the meaning set forth in Section 8.02.

“Parent Opinion” has the meaning set forth in Section 3.02(b)(iv).

“Parent’s Accountants” means Fox, Byrd and Company, P.C.

“Participant” means any current or former director, officer, employee or consultant of the Target or Telemed.

“Participating Percentage” means, with respect to each Stockholder, the percentage derived by dividing (a) the Net Allocated Share to be received by such Stockholder pursuant to this Agreement by (b) the aggregate Net Allocated Share to be received by all Stockholders under this Agreement.  The Participating Percentages of the Stockholders are set forth on Section 1.1 of the Disclosure Schedules.

“Payoff Letters” has the meaning set forth in Section 2.13(b)(i)(D).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.09.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Phantom Equity Rights” has the meaning set forth in Section 4.01(c).

“Phantom Plan” means that certain 2010 Phantom Stock Plan of Target.

“Post-Closing Adjustment” has the meaning set forth in Section 2.13(c)(ii).

“Pre-Closing Statement” has the meaning set forth in Section 2.13(b)(i).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Principal Series A Stockholders” has the meaning set forth in the preamble.

“Principals” has the meaning set forth in the preamble.

“Promociones” has the meaning set forth in the preamble.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Release Agreement” means a release document substantially in the form attached hereto as Exhibit C.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.13(d)(ii).

“Review Period” has the meaning set forth in Section 2.13(d)(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” has the meaning set forth in the recitals.

“Shlagman” has the meaning set forth in the preamble.

“Statement of Objections” has the meaning set forth in Section 2.13(d)(ii).

“Stockholder” means any holder of outstanding shares of Target Stock immediately prior to the Effective Time, each of which is set forth on Section 1.1 of the Disclosure Schedules.

“Stockholder and Employee Claims” means any and all Adverse Consequences incurred by Parent or any of its Affiliates (including, following the Effective Time, the Surviving Corporation) as a result of any claim brought by or for the benefit of any Stockholder, employee or former employee of Target in respect of such Person’s status as such relating to events, facts, conditions or circumstances existing or arising prior to the Closing Date or in connection with this Agreement, the Merger and the transactions contemplated hereby (including (i) any such matters relating to the exercise of any rights or remedies by any Stockholder in connection with the exercise of dissenters’ rights, appraisal rights or any similar rights in connection with this Agreement or the Merger, and (ii) any such matters arising out of or related to the Target’s organizational documents, stock plans, employment agreements with employees or otherwise), including, without limitation, (x) any of the foregoing arising from matters disclosed to Parent or its Affiliates or otherwise referenced in this Agreement, and whether any related claim arises before or after the Closing, (y) whether such matters are known or unknown, contingent or otherwise, whether accrued, liquidated, matured or unmatured, and (z) all costs of investigation, defense, insurance claims processing, and insurance deductibles associated therewith.

“Stockholder Indemnitees” has the meaning set forth in Section 8.03.

“Stockholder Representative” has the meaning set forth in the preamble.

“Stockholder Representative Holdback Amount” means the sum of $50,000.00 to be deposited to the account specified by Stockholder Representative prior to the Closing.

“Straddle Period” has the meaning set forth in Section 6.05(a)(iii).

“Subsidiary” with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person are held by the Owner or one or more of its Subsidiaries.

“Surviving Corporation” means Parent, as the surviving corporation in the Merger.

“Target” has the meaning set forth in the preamble.

“Target Common Stock” has the meaning set forth in the recitals.

“Target Opinion” has the meaning set forth in Section 3.02(a)(iv).

“Target Option” means any option or similar right to purchase shares of Target Common Stock.

“Target Ownership Interests” has the meaning set forth in Section 4.01(c).

“Target Party” and “Target Parties” have the meanings set forth in the preamble.

“Target Stock” has the meaning set forth in the recitals.

“Target Working Capital” has the meaning set forth in Section 2.13(a).

“Target’s Accountants” means Crowe Horwath LLP.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Telemed” means Telemed Physician Solutions, LLC, a Florida limited liability company and a wholly owned Subsidiary of Target prior to the Closing Date.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Third Party Payments” has the meaning set forth in Section 8.04(e).

“Transaction Documents” means this Agreement, the Escrow Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“Transaction Expenses” means the sum of the following without duplication, all unpaid (whether or not accrued and whether or not disclosed) fees, costs, expenses (including attorneys’, accountants’, financial advisors’ or finders’ fees) or similar amounts that are owed on or prior to the Effective Time by Target in connection with the negotiation of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby.

“Union” has the meaning set forth in Section 4.20(b).

“Waiver Notice” has the meaning set forth in Section 8.05(c).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital” has the meaning set forth in Section 2.13(a).

ARTICLE II
TRANSACTIONS AND TERMS OF THE MERGER

Section 2.01                            The Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the relevant provisions of the DGCL, Target shall be merged with and into Parent at the Effective Time.  From and after the Effective Time, the separate corporate existence of Target shall cease and Parent shall continue as the Surviving Corporation.  The Merger shall have the effects set forth in the DGCL and this Agreement.  At the Closing, Target and Parent shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, and to make all other filings and recordings and take such other actions as required by the DGCL in connection with the Merger.  The Merger shall be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, as is required by, and executed in accordance with, the relevant provisions of the DGCL.

Section 2.02         Certificate of Incorporation and Bylaws.

(a)           The certificate of incorporation of the Surviving Corporation immediately following the Effective Time shall initially be the same as the certificate of formation of the Parent immediately prior to the Effective Time.

(b)           The bylaws of the Surviving Corporation immediately following the Effective Time shall be the same as the bylaws of Parent immediately prior to the Effective Time.

Section 2.03         Directors and Officers.

(a)           The directors of the Surviving Corporation immediately following the Effective Time shall be the same as the directors of Parent immediately prior to the Effective Time.

(b)           The officers of the Surviving Corporation immediately following the Effective Time shall be the same as the officers of Parent immediately prior to the Effective Time.

Section 2.04         Conversion of Shares.  On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Target, Parent, or the stockholders of either of the foregoing, the shares of capital stock of the constituent corporations shall be converted as follows:

(a)           Series A Preferred Stock and Target Common Stock.

(i)            Each share of Target Common Stock or Series A Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be canceled, extinguished and converted into and the holders thereof shall become entitled to receive, without interest, an amount in cash equal to the Closing Payment Amount set forth opposite such Stockholder’s name in Section 1.1 of the Disclosure Schedule, payable in the manner provided in accordance with Section 2.07(c)(v) and the right to such Stockholder’s applicable pro-rata portion (based upon such Stockholder’s Participating Percentage) of (a) any positive Post-Closing Adjustment, (b) the Escrow Amount and (c) the Stockholder Representative Holdback Amount, in each case when such amounts are distributed to Stockholders pursuant to this Agreement, upon surrender of the certificate that formerly evidenced such share of Series A Preferred Stock or Target Common Stock (or affidavit of loss and indemnity agreement in accordance with Section 2.10(f), as applicable, and delivery of a duly executed Letter of Transmittal.

(ii)           The parties hereto agree that Section 1.1 of the Disclosure Schedule sets forth a calculation of the Closing Payment Amount that would be received by each Stockholder at the Effective Time assuming there are no changes in the ownership of Target Stock.  A final version of Section 1.1 of the Disclosure Schedule shall be mutually agreed among and countersigned by Parent, Target and Stockholder Representative and attached hereto on or before the Effective Time, and notwithstanding any provisions herein regarding allocation of Aggregate Merger Consideration to the Stockholders, such final version of Section 1.1 of the Disclosure Schedule shall be dispositive and binding on the parties hereto.

(b)           Shares Held in Treasury.  Each share of Series A Preferred Stock or Target Common Stock held by Target (including each such share held in Target’s treasury) shall be canceled and retired at the Effective Time.

(c)           Parent.  Each share of capital stock of Parent issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

Section 2.05         [RESERVED].

Section 2.06         Withholding.  Notwithstanding anything else in this Agreement to the contrary, Parent, Target and the Surviving Corporation shall be entitled to withhold from any amounts otherwise payable under this Agreement to any Person such amounts as are required to be withheld or deducted under the Code or any provision of applicable Law with respect to the making of such payment.  To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be promptly paid over to the applicable Governmental Authority on behalf of the applicable Person in respect of which such deduction and withholding were made, and such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding were made.

Section 2.07         Merger Consideration.

(a)           Merger Consideration.  The aggregate merger consideration to be paid by Parent by reason of the Merger (the “Aggregate Merger Consideration”) shall be an amount in cash equal to the result of the following:

(i)            Seventeen Million and 00/100 Dollars ($17,000,000);

(ii)           either (x) if the Final Closing Working Capital is greater than the Target Working Capital, plus the amount equal to the Final Closing Working Capital minus the Target Working Capital, or (y) if the Final Closing Working Capital is less than the Target Working Capital, minus the absolute value of the Final Closing Working Capital minus the Target Working Capital;

(iii)          minus the Deposit Amount;

(iv)          minus the Final Closing Accrued Tax Amount;

(v)           minus the aggregate amount of Final Closing Indebtedness to the extent not included in Final Closing Working Capital; and

(vi)          minus the aggregate amount of Closing Transaction Expenses to the extent not included in Final Closing Working Capital, in each case without duplication or double counting.

(b)           [RESERVED]

(c)           Payment at Closing.  Parent shall make, or cause to be made, the following payments at Closing (or upon receipt by the Target of a duly executed Letter of Transmittal, in the case of each Stockholder, with respect to payment for such Stockholder’s Target Stock), with each payment to be made by wire transfer of immediately available funds pursuant to wire transfer instructions delivered to Parent prior to the Effective Time, unless otherwise designated by the payee thereof:

(i)            to the accounts of Persons to whom the Closing Indebtedness is owed (the “Debt Payoff Recipients”), an amount equal to the Closing Indebtedness owing to such Debt Payoff Recipients as set forth in the Payoff Letters, which payments, in the aggregate, shall be sufficient to satisfy any and all obligations of Target with respect to any Closing Indebtedness;

(ii)           to the accounts of Persons to whom Closing Transaction Expenses are owed as designated in the Pre-Closing Statement, an amount equal to the Closing Transaction Expenses owing to such Persons;

(iii)          to the Escrow Agent, by wire transfer of immediately available funds into an account designated by the Escrow Agent, the Escrow Amount, which Escrow Amount shall be held and distributed in accordance with the terms of the Escrow Agreement to satisfy (x) any adjustment to the Aggregate Merger Consideration in favor of Parent pursuant to Section 2.13, and (y) any sums due to Parent or any other Parent Indemnitee pursuant to ARTICLE VIII;

(iv)          to the Stockholder Representative, by wire transfer of immediately available funds into an account designated by the Stockholder Representative, the Stockholder Representative Holdback Amount;

(v)           to each Stockholder, with respect to such Stockholder’s Target Stock (other than with respect to Dissenting Shares), an amount equal to each Stockholder’s Closing Payment Amount.

Section 2.08         [RESERVED].

Section 2.09         Dissenting Shares.

(a)           Notwithstanding anything in this Agreement to the contrary, any shares of Target Stock that are issued and outstanding as of the Effective Time and that are held by a holder who is entitled to and has properly complied with the provisions of Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the respective portion of the Aggregate Merger Consideration determined pursuant to this Agreement and shall instead have such rights as may be available under the DGCL, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL.  If, after the Effective Time, any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, each of such holder’s shares of Target Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest or dividends thereon net of withholding Taxes, the respective portion of the Aggregate Merger Consideration determined pursuant to this Agreement.  From and after the Effective Time, no Stockholder who has properly exercised and perfected appraisal rights pursuant to Section 262 of the DGCL shall be entitled to vote his, her or its shares of Target Stock for any purpose or receive payment of dividends or other distributions with respect to his or her shares of Target Stock (except dividends and distributions payable to Stockholders of record at a date which is prior to the Effective Time).

(b)           No later than ten (10) days following the date on which the Effective Time occurs, the Parent shall provide all holders of Target Stock immediately prior to the Effective Time with the written notice in a form that is approved by Parent and required by Section 262(d) of the DGCL.  Parent and Stockholder Representative shall give to the other prompt notice of any demands for appraisal of Target Stock, and any withdrawals of such demands and any other related instruments, received by such party.  The Stockholder Representative shall direct all negotiations and proceedings with respect to any such demands, and the Stockholders shall indemnify the Surviving Corporation in respect thereof in accordance with Section 8.02(d).

Section 2.10         Exchange of Shares.

(a)           Each Stockholder shall deliver to Parent a duly executed Letter of Transmittal and Joinder substantially in the applicable form of Exhibit D (“Letter of Transmittal”) and all certificate or certificates representing shares of Target Stock held by such Stockholder immediately prior to the Effective Time.  All certificates representing shares of Target Stock surrendered to the Target shall be cancelled at the Effective Time.

(b)           Except as set forth on Section 2.10(b) of the Disclosure Schedule, at or prior to Closing, each holder of Target Options and Phantom Equity Rights issued and outstanding immediately prior to the Effective Time shall have delivered to the Target a duly executed Release Agreement.

(c)           At Closing, Parent shall pay, or shall cause to be paid to each Stockholder who has tendered a duly executed Letter of Transmittal along with certificates representing the Target Stock it held immediately prior to the Effective Time (other than with respect to Dissenting Shares), the consideration payable in respect of such Target Stock as provided in Section 2.07(c)(v).  If Letters of Transmittal are received by Parent after Closing, Parent shall pay, or shall cause to be paid to each Stockholder, upon receipt of such Letter of Transmittal along with certificates representing the Target Stock it held immediately prior to the Effective Time (other than with respect to Dissenting Shares), the consideration payable in respect of such Target Stock as provided in Section 2.07(c)(v).

(d)           No interest will be paid or accrued on the amounts payable upon the surrender of the certificates or agreements formerly representing Target Stock.  Until surrendered to the

Target, each certificate representing Target Stock shall represent for all purposes, only the right to receive the consideration provided by Section 2.04.

(e)           If payment in respect of cancelled stock certificates is to be made to a Person other than the Person in whose name a surrendered certificate is registered, it shall be a condition to such payment that the certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the certificate surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not payable.

(f)            In the event any certificates formerly representing Target Stock shall have been lost, stolen or destroyed, Parent shall make such payment in accordance with Section 2.07(c)(v) in exchange for such lost, stolen or destroyed certificates upon the holder thereof delivering to Parent a duly executed Letter of Transmittal and affidavit of loss and indemnity agreement in a form reasonably acceptable to Parent.

Section 2.11         No Further Rights.  From and after the Effective Time, no Target Stock shall be deemed to be outstanding, and holders of certificates formerly representing Target Stock shall cease to have any rights with respect thereto except as provided herein.

Section 2.12         Closing of Transfer Books.  At the Effective Time, the stock transfer books of the Target shall be closed and no transfer of Target Stock shall thereafter be made.  If, after the Effective Time, certificates formerly representing Target Stock are presented to Parent or the Surviving Corporation, they shall be cancelled and exchanged for the Closing Payment Amounts applicable thereto in accordance with Section 2.04 and the right to such Stockholder’s applicable pro-rata portion (based upon such Stockholder’s Participating Percentage) of (a) any positive Post-Closing Adjustment, (b) the Escrow Amount and (c) the Stockholder Representative Holdback Amount, in each case when such amounts are distributed to Stockholders pursuant to this Agreement.

Section 2.13         Purchase Price Adjustment.

(a)           Working Capital Adjustments Generally.  The parties have contemplated that the Working Capital of Target as of 11:59 P.M., New York City, New York time, on the Closing Date (the “Closing Working Capital”) will be zero dollars ($0) (the “Target Working Capital”).  “Working Capital” means, as of any given date, Current Assets minus Current Liabilities, in each case, as of such date, calculated in accordance with GAAP and the Form of Working Capital Statement attached hereto as Exhibit E (the “Form of Working Capital Statement”).

(b)           Delivery of Pre-Closing Statement.

(i)            Not less than one (1) Business Day prior to the Closing Date, Target shall have delivered to Parent a statement, which statement shall be in substantially the form of Section 2.13 of the Disclosure Schedules (the “Pre-Closing Statement”), attaching the following items and certifying as to Target’s good faith preparation and calculation of the following items:

(A)                               an unaudited pro forma estimated consolidated balance sheet of Target as of 11:59 P.M., New York City, New York time, on the Closing Date (the “Estimated Closing Balance Sheet”);

(B)                               an estimate of the Closing Working Capital based on the Estimated Closing Balance Sheet (the “Estimated Closing Working Capital”), together with such schedules and data with respect to the determination of the Estimated Closing Working Capital as may be appropriate to support such calculation of Estimated Closing Working Capital;

(C)                               an estimate of the Closing Accrued Tax Amount (the “Estimated Closing Accrued Tax Amount”), together with a list of each component item thereof, and such schedules and data with respect to the determination of the.  Estimated Closing Accrued Tax Amount as may be appropriate to support such calculation;

(D)                               a statement setting forth an estimate of each item of Closing Indebtedness (the “Estimated Closing Indebtedness”), together with such schedules and data with respect to the determination of the Estimated Closing Indebtedness as may be appropriate to support such calculation of Estimated Closing Indebtedness, along with pay off letters therefor reasonably satisfactory to Parent (“Payoff Letters”) and wire instructions for each Person to whom Closing Indebtedness is owed; and

(E)                                a statement setting forth all Closing Transaction Expenses (together with invoices therefor and wire instructions), as derived from invoices provided by the Persons entitled to payment on account thereof.

(ii)           The Estimated Closing Balance Sheet and Estimated Closing Working Capital shall be determined in accordance with GAAP and the Estimated Closing Working Capital shall be presented in the Form of Working Capital Statement.

(c)           Post-Closing Adjustment.

(i)            Within 45 days after the Closing Date, Parent shall prepare and deliver to the Stockholder Representative a statement, which statement shall be substantially in the form of Section 2.13 of the Disclosure Schedules (the “Closing Statement”), attaching the following items and certifying as to Parent’s good faith preparation and calculation of the following items:

(A)                               an unaudited consolidated balance sheet of Target as of 11:59 P.M., New York City, New York time, on the Closing Date (the “Closing Balance Sheet”);

(B)                               the Closing Working Capital based on the Closing Balance Sheet, together with a calculation of the variance between the Estimated Closing Working Capital and Closing Working Capital;

(C)                               the Closing Accrued Tax Amount (including each component item), together with a calculation of the variance between the Estimated Closing Accrued Tax Amount and the Closing Accrued Tax Amount;

(D)                               the Closing Indebtedness (including each component item), together with a calculation of the variance between the Estimated Closing Indebtedness and the Closing Indebtedness; and

(E)                                a calculation of the Post-Closing Adjustment.

(ii)           After each of the Closing Working Capital, Closing Accrued Tax Amount, Closing Indebtedness has been finally determined in accordance with this Section 2.13 (the Closing Working Capital, Closing Accrued Tax Amount, Closing Indebtedness, in each case, as so finally determined being referred to herein as the “Final Closing Working Capital”, “Final Closing Accrued Tax Amount”, and “Final Closing Indebtedness”), the Aggregate Merger Consideration shall be, if necessary, further adjusted to reflect the Post-Closing Adjustment.  The “Post-Closing Adjustment” shall be an amount equal to (A) the sum of the Final Closing Working Capital, minus the Final Closing Accrued Tax Amount, and minus the Final Closing Indebtedness, minus (B) the sum of the Estimated Closing Working Capital, minus the Estimated Closing Accrued Tax Amount, and minus the Estimated Closing Indebtedness.  If the Post-Closing Adjustment is a positive number, Parent shall pay (or shall cause the Surviving Corporation to pay) to the Stockholders (on a pro rata basis in accordance with their respective Participating Percentages) an amount equal to the Post-Closing Adjustment.  If the Post-Closing Adjustment is a negative number, Parent shall be entitled to payment of an amount equal to the Post-Closing Adjustment from the Escrow Account.

(d)           Examination and Review.

(i)            Examination.  After receipt of the Closing Statement, Stockholder Representative shall have 30 days (the “Review Period”) to review the Closing Statement.  During the Review Period, Stockholder Representative and Target’s Accountants shall have full access to the relevant books and records of Parent and the Surviving Corporation, the personnel of, and work papers prepared by, Parent, the Surviving Corporation and/or Parent’s Accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Parent’s or the Surviving Corporation’s possession) relating to the Closing Statement as Stockholder Representative may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Parent or the Surviving Corporation.

(ii)           Objection.  On or prior to the last day of the Review Period, Stockholder Representative may object to the Closing Statement by delivering to Parent a written statement setting forth Stockholder Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Stockholder Representative’s disagreement therewith (the “Statement of Objections”).  If Stockholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement, the Post-Closing Adjustment and the other calculations reflected in the Closing Statement shall be deemed to have been accepted by Stockholder Representative.  If Stockholder Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and Stockholder Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment, the Closing Statement and the calculations reflected in the Closing Statement, with such changes as may have been previously agreed in writing by Parent and Stockholder Representative, shall be final and binding.

(iii)          Resolution of Disputes.  If Stockholder Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to an impartial firm of independent certified public accountants mutually selected by Parent and Stockholder Representative, other than Target’s Accountants or Parent’s Accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement.  The parties hereto agree that all adjustments shall be made without regard to materiality.  The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.

(iv)          Fees of the Independent Accountants.  Fees and expenses of the Independent Accountants shall be paid 50% by the Escrow Agent from the Escrow Account to the extent there are sufficient funds remaining in the Escrow Account pursuant to the terms of the Escrow Agreement and 50% by Parent.  To the extent there are not sufficient funds remaining in the Escrow Account, the deficiency shall be paid by the Stockholders (on a pro rata basis in accordance with their Participating Percentages) by wire transfer of immediately available funds to such account as directed by the Parent.

(v)           Determination by Independent Accountants.  The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the Parent and Stockholder Representative shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement, Post-Closing Adjustment and/or the other calculations set forth in the Closing Statement shall be conclusive and binding upon the parties hereto.

(vi)          Payments of Post-Closing Adjustment.  Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall be due within five (5) Business Days after the calculations set forth in the Closing Statement become final and binding in accordance with clauses (ii) — (v) above.  Any amount payable to the Stockholders in respect of their Target Stock pursuant to Section 2.13(c)(ii) shall be paid to them (via wire transfer of immediately available funds, using the same payment instructions that were used in making payments to them pursuant to Section 2.07(c)(v)) pro-rata pursuant to each Stockholder’s respective Participating Percentage within five (5) Business Days after the calculations set forth in the Closing Statement become final and binding in accordance with clauses (ii) — (v) above.  Any amount due to Parent pursuant to Section 2.13(c)(ii), shall be paid by the Escrow Agent from the Escrow Account to the extent that there are sufficient funds remaining in the Escrow Account pursuant to the terms of the Escrow Agreement.  To the extent there are not sufficient funds remaining in the Escrow Account, the deficiency shall be paid by the Stockholders (on a pro rata basis in accordance with their Participating Percentages) by wire transfer of immediately available funds to such account as directed by the Parent.

(e)                                  Adjustments for Tax Purposes.  Any payments made pursuant to Section 2.13 shall be treated as an adjustment to the Aggregate Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.

Section 2.14                            Third Party Consents.  To the extent that Target’s rights under any Contract, Permit or other asset may not be “assigned” (by way of the Merger) to the Surviving Corporation without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Stockholder Representative, at the Stockholders’ expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible.  If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair the Surviving Corporation’s rights under the Contract, Permit or asset in question so that the Surviving Corporation would not in effect acquire the benefit of all such rights, the Stockholder Representative, to the maximum extent permitted by Law, shall act after the Closing as the Surviving Corporation’s agent in order to obtain for the Surviving Corporation the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the, with the Surviving Corporation in any other reasonable arrangement designed to provide such benefits to the Surviving Corporation.  Notwithstanding any provision in this Section 2.14 to the contrary, nothing will affect the liability, if any, of any Target Party pursuant to this Agreement for failing to disclose the need for, or for failing to obtain, such consent or approval.

ARTICLE III
CLOSING

Section 3.01                            Closing.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Carey Rodriguez Greenberg O’Keefe LLP, 1395 Brickell Avenue, Suite 700, Miami, Florida 33131, at 3:00 p.m., CST, or at such other time, date or place as Target and Parent may mutually agree upon.  The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02                            Closing Deliverables.

(a)                                 At the Closing, Target shall deliver to Parent the following:

(i)                                     the Escrow Agreement duly executed by the Stockholder Representative;

(ii)                                  a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Target certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors and Stockholders of Target authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (including approval by Stockholders holding at least 50% of the Target Common Stock and 66.67% of the Series A Preferred Stock of this Agreement, the Merger and the other transactions contemplated hereby), and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iii)                               a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Target certifying the names and signatures of the officers of Target authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(iv)                              an original legal opinion of Carey Rodriguez Greenberg O’Keefe, LLP, counsel for the Target, covering the matters set forth on Exhibit F (the “Target Opinion”);

(v)                                 [RESERVED];

(vi)                              certificates of account status or good standing for Target issued by the Secretary of State of Delaware dated as of a date that is not more than ten (10) days prior to the Closing Date;

(vii)                           such documentation or other evidence reasonably satisfactory to Parent that all of the Permits, consents, approvals, authorizations and clearances listed in Section 4.03 of the Disclosure Schedule related to (x) Material Customer Contracts representing at least seventy-five percent (75%) of Target’s revenues for the twelve (12) months ending July 31, 2013 and (y) those Contracts designated in Section 4.03 of the Disclosure Schedule as “Material Supplier Contracts” that are required for the Closing have been obtained;

(viii)                        such documentation or other evidence reasonably satisfactory to Parent that Telemed is spun-off from Target and is no longer a Subsidiary of Target as of the Closing Date;

(ix)                              such documentation or other evidence reasonably satisfactory to Parent that Target shall have taken all action reasonably required to cause the termination of all of the Contracts listed in Part V of Section 4.08(a) of the Disclosure Schedule;

(x)                                 such documentation or other evidence reasonably satisfactory to Parent that Target shall have taken all action reasonably required to cause the termination of all of its Benefit Plans;

(xi)                              Letters of Transmittal (attaching stock certificates or lost stock affidavits, as applicable, evidencing the applicable Stockholder’s equity ownership in Target immediately prior to the Effective Time) duly executed by each Stockholder;

(xii)                           Release Agreements duly executed by each holder of Target Options and Phantom Equity Rights issued and outstanding immediately prior to the Effective Time other than the Persons listed on Section 2.10(b) of the Disclosure Schedule;

(xiii)                        resignation letters, duly executed, by each director and officer of Target;

(xiv)                       such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Parent, as may be required to give effect to this Agreement.

(b)                                 At the Closing, Parent shall deliver to Target and the Stockholder Representative, unless otherwise specified below, the following:

(i)                                     the Escrow Agreement duly executed by Parent;

(ii)                                  a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent certifying that attached thereto are true and complete copies of all resolutions adopted by the boards of directors of Parent authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iii)                               a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent certifying the names and signatures of the officers of Parent authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(iv)                              an original legal opinion of Jackson Walker L.L.P., counsel for the Parent, covering the matters set forth on Exhibit G (the “Parent Opinion”); and

(v)                                 a release of any indebtedness owed to Parent by Target arising from the Loan Agreement.

(c)                                  At the Closing, Parent shall make, or cause the Surviving Corporation to make, the payments described in Section 2.07(c).

(d)                                 Each of Karabees and Shlagman shall deliver to Parent an executed Noncompetition/Nonsolicitation Agreement in the form of Exhibit H attached hereto (the “Noncompetition Agreement”).

(e)                                  Target shall deliver to Parent a release for each Broker (including, without limitation, Archpoint Partners) and executed by each Broker, (i) acknowledging that all fees payable to such Broker due to the consummation of this Agreement have been paid and (ii) releasing Parent, the Surviving Corporation and Target from any claims in connection therewith (the “Broker Release”).

(f)                                   Target shall deliver to Parent a release for Target’s Indebtedness with Wells Fargo Bank (the “Lender”) and executed by the Lender, (i) acknowledging that all amounts due to Lender have been paid and (ii) releasing Parent, the Surviving Corporation and Target from any claims in connection therewith.

(g)                                  Target shall deliver to Parent a release executed by Shlagman, in form and substance reasonably satisfactory to Parent, (i) acknowledging that all fees payable to him due to the consummation of this Agreement and the termination of his employment agreement have been paid and (ii) releasing Parent, the Surviving Corporation and Target Parties from any claims in connection therewith.

(h)                                 The parties acknowledge and agree that as of the Closing Date, the Loan Agreement shall terminate and the Deposit Amount shall be credited towards the Aggregate Merger Consideration as set forth in Section 2.07(a)(iii).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE TARGET

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Target represents and warrants to Parent that the statements contained in this ARTICLE IV are true and correct as of the date hereof and as of the Closing.

Section 4.01                            Organization, Qualification and Capitalization of Target and Telemed.

(a)                                 Target is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.  Telemed is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Florida.  Each of Target and Telemed has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted by it.  Section 4.01(a) of the Disclosure Schedules sets forth each jurisdiction in which Target or Telemed are licensed or qualified to do business.  Except as specified in Section 4.01(a) of the Disclosure Schedules, each of Target and Telemed is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its assets or the operation of its business as currently conducted makes such licensing or qualification necessary.

(b)                                 Immediately prior to the Effective Time, (i) the authorized capital stock of Target consists of 3,000,000 shares of Target Common Stock, and 7,000,000 shares of Series A Preferred Stock and (ii) 2,060,500 shares of Target Common Stock and 6,587,191 shares of Series A Preferred Stock are issued and outstanding.  Except as set forth in Section 2.10(b) of the Disclosure Schedule, as of the Effective Time, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Target or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Target or any of its Subsidiaries, (ii) contractual obligations of the Target or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Target or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Target is a party with respect to the voting of the capital stock of the Target.

(c)                                  Section 4.01(c) of the Disclosure Schedules contains a full, complete and accurate schedule of the holders of all of the issued and outstanding Equity Interests of Target (including, without limitation, Target Common Stock, Series A Preferred Stock and Target Options) (the “Target Ownership Interests”).  The Target Ownership Interests have been duly authorized and validly issued and are fully paid and non-assessable.  Except for the Target Ownership Interests or as specified in Section 4.01(c) of the Disclosure Schedules, there are no outstanding Equity Interests or other equity securities of Target, including (i) securities which are convertible into or exchangeable for any capital stock of Target, (ii) Contracts, arrangements, commitments or restrictions relating to the issuance, sale, transfer, purchase or obtaining of capital stock or other equity securities of Target, or (iii) options, warrants, rights, calls or commitments of any character granted or issued by Target governing the issuance of shares of its capital stock.  None of the Target Ownership Interests were issued in violation of the Securities Act or any other Law.  Except as set forth in Section 4.01(c) of the Disclosure Schedules, there are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights with respect to Target, including without limitation such rights issued under the Phantom Plan (collectively, the “Phantom Equity Rights”).  Except as set forth in Section 4.01(c) of the Disclosure Schedules, there are no (i) voting trusts, proxies, or other Contracts with respect to the voting of the Target Ownership Interests, or (ii) obligations of Target to repurchase, redeem or otherwise acquire any Target Ownership Interest or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the any other Person.

(d)                                 Neither Target nor Telemed (i) has any Subsidiaries, (ii) owns any Equity Interests in any other Person, (iii) provides medical services through any Person, or (iv) is party to any services or similar agreement with any professional association or entity regarding telemedicine or telehealth services; provided that it is acknowledged that, prior to the Closing, (i) Target owned one hundred percent (100%) of the issued and outstanding Equity Interests of Telemed and (ii) Target and Telemed provided medical services through Telemed and the Engaged Professionals.

Section 4.02                            Authority.  Each Target Party (i) if a natural person, is of the age of majority and has full power and authority and is competent to enter into this Agreement and the other Transaction Documents to which such Target Party is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, and (ii) if other than a natural person, has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which such Target Party is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  With respect to each Target Party that is not a natural person, the execution and delivery by such Target Party of this Agreement and any other Transaction Document to which such Target Party is a party, the performance by such Target Party of its obligations hereunder and thereunder and the consummation by such Target Party of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Target Party.  This Agreement has been duly executed and delivered by each Target Party, and (assuming due authorization, execution and delivery by Parent) this Agreement constitutes a legal, valid and binding obligation of each Target Party enforceable against each

Target Party in accordance with its terms.  When each other Transaction Document to which each Target Party is or will be a party has been duly executed and delivered by such Target Party (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Target Party enforceable against it in accordance with its terms.

Section 4.03                            No Conflicts; Consents.  The execution, delivery and performance by each Target Party of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:  (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of such Target Party or any resolution adopted by the governing body or owners of such Target Party; (b) conflict with or result in a material violation or breach of any provision of any Law or Governmental Order applicable to any Target Party, the Target Stock, the Target Options or Target’s business or assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which any Target Party is a party or by which any Target Party or its business is bound or to which any of its assets are subject (including any Material Contract); (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Target Stock, the Target Options or Target’s assets; or (e) cause Parent to become subject to, or to become liable for the payment of any Tax.  Other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Target Party in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04                            Financial Statements.

(a)                                 Complete copies of the unaudited financial statements consisting of the balance sheet of the Target as of December 31 in each of the years 2010, 2011 and 2012 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as of June 30, 2013 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six (6) month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) are included in Section 4.04 of the Disclosure Schedules.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements).  The Financial Statements are based on the books and records of the Business, and fairly and accurately present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated.  The balance sheet of the Business as of December 31, 2012 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of June 30, 2013 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.  Target maintains a standard system of accounting for its business established and administered in accordance with GAAP.

(b)                                 Target has also delivered to Parent copies of all letters from Target’s and auditors to Target’s board of directors or the audit committee thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

Section 4.05                            Books and Records.  The books of account and other financial records of Target and Telemed, all of which have been made available to Parent, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Law, including the maintenance of an adequate system of internal controls.

Section 4.06                            Undisclosed Liabilities.  Neither Target nor Telemed has Liabilities, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.07                            Absence of Certain Changes, Events and Conditions.  Except as set forth in Section 4.07 of the Disclosure Schedules, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any of the following with respect to Target, Telemed or the Target Ownership Interests:

(a)                                 event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)                                 change in the authorized or issued Equity Interests of Target or Telemed;

(c)                                  amendment to the governing documents of Target or Telemed;

(d)                                 declaration or payment of any dividends or distributions on or in respect of any of Target Ownership Interests or redemption, purchase or acquisition of any Target Ownership Interests;

(e)                                  material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(f)                                   material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(g)                                  entry into any Contract that would constitute a Material Contract;

(h)                                 incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice or pursuant to the Loan Agreement;

(i)                                     transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet;

(j)                                    cancellation of any debts or claims or amendment, termination or waiver of any rights;

(k)                                 transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Licenses other than non-exclusive licenses granted in the ordinary course of business;

(l)                                     material damage, destruction or loss, or any material interruption in use, of any Target’s or Telemed’s assets, whether or not covered by insurance;

(m)                             acceleration, termination, material modification to or cancellation of any Material Contract or Permit;

(n)                                 material capital expenditures;

(o)                                 imposition of any Encumbrance upon any of the Target Ownership Interests or the assets of Target or Telemed;

(p)                                 (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any employees, officers, directors, independent contractors or consultants, other than as, provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $25,000 or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, consultant or independent contractor;

(q)                                 adoption, modification or termination of any:  (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(r)                                    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any directors, officers or employees;

(s)                                   adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(t)                                    purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000 individually (in the case of a lease, per annum) or

$25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of supplies in the ordinary course of business consistent with past practice;

(u)                                 any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.08                            Material Contracts.

(a)                                 Section 4.08(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Target Ownership Interests are bound or affected or (y) to which either Target or Telemed is a party or by which it is bound (such Contracts, together with all Leases listed or otherwise disclosed in Section 4.11(b) of the Disclosure Schedules and all Contracts relating to Intellectual Property set forth in Section 4.12(c) and Section 4.12(e) of the Disclosure Schedules, being “Material Contracts”):

(i)                                     all Contracts involving aggregate consideration in excess of $25,000 on an annual basis;

(ii)                                  all Contracts which cannot be cancelled without a penalty exceeding $10,000, or without more than 60 days’ notice;

(iii)                               all Contracts that require Target or Telemed to purchase or sell a stated portion of the requirements or outputs or that contain “take or pay” provisions;

(iv)                              all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(v)                                 all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) other than previous term sheets regarding sales of Target Stock that were terminated;

(vi)                              all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vii)                           except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) exceeding $2,500 individually or $10,000 in the aggregate;

(viii)                        all Contracts with any Governmental Authority;

(ix)                              all Contracts with customers, insurers, employers, managed care entities, payors or other purchasers of services from Telemed or Target from which Target derives at least $35,000 in annual revenues (the “Material Customer Contracts”);

(x)                                 all Contracts that limit or purport to limit the ability of Target or Telemed to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi)                              all joint venture, partnership or similar Contracts;

(xii)                           all Contracts for the sale of any of the Target Ownership Interests or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Target Ownership Interests;

(xiii)                        all powers of attorney with respect to the Target, Telemed or any of the Target Ownership Interests;

(xiv)                       all collective bargaining agreements or Contracts with any Union;

(xv)                          all Contracts under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect; and

(xvi)                       all Contracts with physicians and healthcare providers, or otherwise involving the provision of medical services by or for the benefit of Target or Telemed.

(b)                                 Each Material Contract is valid and binding on Target or Telemed, as applicable, and to the Knowledge of the Target Parties, to the each other party thereto in accordance with its terms and is in full force and effect.  Except as set forth in Section 4.08(b) of the Disclosure Schedules, each of Target and Telemed has duly performed in all material respects its obligations under each Material Contract to which it is a party (to the extent that such obligations to perform have accrued).  Neither Target, Telemed nor, to the Knowledge of the Target Parties, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract.  To the Knowledge of the Target Parties, no counterparty to any Material Contract intends to terminate such Material Contract prior to the scheduled expiration of term of such Material Contract, decline renewal following the current term of such Material Contract or to materially alter the terms on which business is conducted under such Material Contract.  No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default by Target under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.  Except as set forth in Section 4.08(b) of the Disclosure Schedules, there are no material disputes pending or threatened under any Material Contract or any other Contract to which Target or Telemed are parties or by which their assets or the Target Ownership Interests are bound.

Section 4.09                            Title to Assets.  Target and Telemed have good, marketable and valid title to, or a valid leasehold interest in, all of the assets used thereby in connection with their respective businesses or otherwise purported to be owned or leased thereby.  All such assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)                                 Encumbrances granted in favor of Parent under the Loan Agreement or the other agreements executed in connection therewith;

(b)                                 liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet and the Interim Balance Sheet;

(c)                                  mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to Target or Telemed and for which there are adequate accruals or reserves on the Balance Sheet and the Interim Balance Sheet; and

(d)                                 workers or unemployment compensation liens arising in the ordinary course of business, which are not delinquent or past due.

Section 4.10                            [Reserved].

Section 4.11                            Real Property.

(a)                                 Neither Target nor Telemed owns, has an ownership interest in, or has ever owned, any real property.

(b)                                 Section 4.11(b) of the Disclosure Schedules sets forth each parcel of real property leased by Target or Telemed and used in or necessary for the conduct of their respective business as currently conducted (together with all rights, title and interest of Target and Telemed in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Target or Telemed holds any Leased Real Property (collectively, the “Leases”).  The Target Parties have delivered to Parent a true and complete copy of each Lease.  With respect to each Lease:

(i)                                     such Lease is valid, binding, enforceable and in full force and effect, and Target and Telemed enjoy peaceful and undisturbed possession of the Leased Real Property;

(ii)                                  neither Target nor Telemed in breach or default under such Lease, and other than previous breaches that have been cured or waived, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Target and Telemed have paid all rent due and payable under such Lease;

(iii)                               No Target Party has received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Target or Telemed under any of the Leases and, to the Knowledge of the Target Parties, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto, other than notices regarding previous breaches that have been cured or waived;

(iv)                              Neither Target nor Telemed subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v)                                 Neither Target nor Telemed pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c)                                  No Target Party has received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated.  No material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

Section 4.12                            Intellectual Property.

(a)                                 Section 4.12(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets that are not registered but that are material to the operation of Target’s or Telemed’s business.  All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.  The Target Parties have provided Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(b)                                 Target and Telemed own, exclusively or jointly with other Persons, all right, title and interest in and to the Intellectual Property Assets, free and clear of Encumbrances.  Without limiting the generality of the foregoing, Target and Telemed entered into binding, written agreements with every current and former employee thereof, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to Target or Telemed, as applicable, any ownership interest and right they may have in the Intellectual Property Assets; and (ii) acknowledge Target or Telemed’s, as applicable, exclusive ownership of all Intellectual Property Assets.  The Target Parties have provided Parent with true and complete copies of all such agreements.  Each of Target and Telemed is in full compliance with all legal requirements applicable to the Intellectual Property Assets and the ownership and use thereof.  With respect to each of the Intellectual Property Assets, except as specified in Section 4.12(b) of the Disclosure Schedules, (i) each Intellectual Property Asset is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (ii) action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Target Parties, is threatened which challenges the legality, validity, enforceability, use, or ownership of the Intellectual Property Assets; (iii) neither Target nor Telemed has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the Intellectual Property Assets; and (iv) no loss or expiration of the Intellectual Property Assets is threatened, or pending, except for patents or trademarks expiring at the end of their statutory terms or domain registrations expiring at the end of their contractual terms.

(c)                                  Section 4.12(c) of the Disclosure Schedules lists all material Intellectual Property Licenses and the third party that owns the Intellectual Property subject to such Intellectual Property Licenses.  The Target Parties have provided Parent with true and complete copies of all such material Intellectual Property Licenses.  All such material Intellectual Property Licenses are valid, binding and enforceable between Target or Telemed, as applicable, and the other parties thereto, and Target, Telemed and to the Knowledge of the Target Parties, such other parties are in full compliance with the terms and conditions of such Intellectual Property Licenses.  Target and Telemed have obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices owned or leased thereby or that have otherwise been provided to their employees for their use in connection with the Business.

(d)                                 The Intellectual Property Assets and Intellectual Property Licenses as currently or formerly owned, licensed or used by Target and Telemed, and the conduct of their respective businesses as currently and formerly conducted by Target and Telemed have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person.  No Target Party has received any communication, and no Action has been instituted, settled or, to the Knowledge of the Target Parties, threatened that alleges any such infringement, violation or misappropriation, and none of the Intellectual Property are subject to any outstanding Governmental Order.

(e)                                  Section 4.12(e) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which Target or Telemed grants rights or authority to any Person with respect to any Intellectual Property Assets or Intellectual Property Licenses.  The Target Parties have provided Parent with true and complete copies of all such agreements.  All such agreements are valid, binding and enforceable between Target or Telemed, as applicable, and the other parties thereto, and Target, Telemed and to the Knowledge of the Target Parties, such other parties are in full compliance with the terms and conditions of such agreements.  To the Knowledge of the Target Parties, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Intellectual Property Assets.

(f)                                   Target and Telemed have taken all necessary action to maintain and protect all of the material Intellectual Property Assets so as not to adversely affect the validity or enforceability thereof

(g)                                  Neither Target nor Telemed use any inventions of any of their employees made prior to their employment by Target or Telemed, as applicable.  Each employee has assigned to Target or Telemed all Intellectual Property rights he or she developed while employed by Target that are related to Target’s Business.

(h)                                 Neither Target nor Telemed has embedded any open source, copyright or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any license arrangement.

(i)                                     Target’s and Telemed’s owned and licensed software and the related computer hardware used in connection with their respective businesses are adequate in all material respects, when taken together with their other assets, to run their respective businesses in the same manner as such business is now conducted.

(j)                                    Target and Telemed complied with all privacy regulations as mandated by Law and/or as required by third parties, as well as all privacy regulations set forth within the Target’s or Telemed’s privacy policies and websites.

Section 4.13                            Accounts Receivable and Accounts Payable.

(a)                                 The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Target involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Target not subject to Encumbrances or claims of set-off or other defenses or counterclaims; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of Target, are collectible in full, without any set-off within 90 days after billing.  The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of Target have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.  Section 4.13(a) of the Disclosure Schedules set forth a complete and accurate list of all Accounts Receivable as of the Interim Balance Sheet Date, including the aging of each Account Receivable.  No account debtor with respect to any of such Accounts Receivable is a Governmental Authority (including any Federal healthcare program).  No Target Party has received notice of the bankruptcy or insolvency of the account debtor of any Accounts Receivable.  None of such Accounts Receivable is evidenced by a judgment or chattel paper.

(b)                                 All accounts payable reflected on the Interim Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid, are not yet due or payable or are otherwise subject to good faith dispute by Target or Telemed and described on Section 4.13(b) of the Disclosure Schedules.  Since the Balance Sheet Date, neither Target nor Telemed has not altered in any material respects their practices for the payment of such accounts payable.

Section 4.14                            Customers and Suppliers.

(a)                                 Section 4.14(a) of the Disclosure Schedules sets forth with respect to Target and Telemed (i) each customer (including without limitation any insurer, managed care entity, payor, employer, or other provider) who has accounted for aggregate gross revenue of Target and Telemed in an amount greater than or equal to $35,000 during the twelve (12) months ended July 31, 2013 (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods.  Except as specified in Section 4.14(a) of the Disclosure Schedules, no Target Party has received any notice, and or has reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of Target or to otherwise terminate or materially reduce its relationship with Target.  Each Material Customer has transacted business with Target and Telemed and otherwise acted substantially in accordance with the terms of its Contract consistent with the established course of conduct over the last twelve (12) months.  Except as specified in Section 4.14(a) of the Disclosure Schedules, no such Material Customer has sought a material reduction in the prices it currently pays for services of Target and Telemed, the level or scope of services it receives from Target or Telemed or any other material modification of any payment term or other material term applicable to its purchases of services from Target or Telemed, and to the Knowledge of the Target Parties, except as specified in Section 4.14(a) of the Disclosure Schedules, there are no facts which may reasonably be expected to indicate that any material adverse change may occur in the business relationship with any Material Customer..

(b)                                 Section 4.14(b) of the Disclosure Schedules sets forth with respect to Target and Telemed (i) each supplier or vendor to whom Target and Telemed paid aggregate consideration for goods or services rendered in an amount greater than or equal to $10,000 during the twelve (12) months ended July 31, 2013 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods.  Except as specified in Section 4.14(a) of the Disclosure Schedules No Target Party has received any notice, and or has reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to Target or to otherwise terminate or materially reduce its relationship with Target.  Each Material Supplier has transacted business with Target and Telemed and otherwise acted substantially in accordance with the terms of its Contract consistent with the established course of conduct over the last twelve (12) months.  No such Material Supplier has sought a material increase in the prices it currently charges for services or products it provides to Target or Telemed, the level or scope of products or services it provides to Target or Telemed or any other material modification of any payment term or other material term applicable to its sales of products or services to Target or Telemed, and to the Knowledge of the Target Parties, except as specified in Section 4.14(b) of the Disclosure Schedules, there are no facts which may reasonably be expected to indicate that any material adverse change may occur in the business relationship with any such Material Supplier.

Section 4.15                            Insurance.  Section 4.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Target, Telemed or their Affiliates (collectively, the “Insurance Policies”); (b) each Insurance Policy’s applicable deductibles, coverage limits and whether or not such Insurance Policy provides coverage on an occurrence basis; and (c) a list of all pending claims and the claims history for Target and Telemed for the past five (5) years.  To the Knowledge of the Target Parties, there are no grounds to believe that Target will not be able to renew such insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.  There are no claims related to Target or Telemed pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  Neither Target, Telemed nor their Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies, that has not been cured or withdrawn.  All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued.  All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and

(c) have not been subject to any lapse in coverage.  None of Target, Telemed nor their Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.  Neither Target nor Telemed has reached or exceeded its policy limits for any insurance policy in effect at any time during the past five (5) years.  The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Target or Telemed is a party or by which they is bound.  True and complete copies of the Insurance Policies have been made available to Parent.

Section 4.16                            Legal Proceedings; Governmental Orders.

(a)                                 Except as specified in Section 4.16(a) of the Disclosure Schedules, there is not currently, nor within the last three (3) years have there been, any Actions pending or, to the Knowledge of the Target Parties, threatened (a) against, related to or involving Target, Telemed, or their respective businesses, or any officer, director, employee or agent of Target or Telemed relating to Target, Telemed, or their respective businesses; (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Transaction Documents; or (c) that would otherwise reasonably be expected to have a Material Adverse Effect.  To the Knowledge of the Target Parties, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.  There is no Action pending by Target or Telemed, or which Target or Telemed intend to initiate.

(b)                                 Except as specified in Section 4.16(a) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Target, Telemed, or their respective businesses or any officer, director, employee or agent of Target or Telemed.

Section 4.17                            Compliance with Laws; Permits.

(a)                                 Except as specified in Section 4.17(a) of the Disclosure Schedules, each of Target, Telemed and their respective businesses has been operated at all times since its inception, and currently is, in compliance in all respects with all Laws or other rules or regulations of any Governmental Authority applicable to Target, Telemed, their respective businesses or the Target Ownership Interests, or by which any property, business or asset of Target or Telemed is bound or affected, relating to the operation of its business as heretofore conducted, including without limitation:  (i) Laws or other rules or regulations of any Governmental Authority governing any federal health care program, including without limitation the Medicare and Medicaid programs and Law relating to health care fraud and abuse and referrals, including, without limitation:  (A) the Anti-Kickback Law, 42 U.S.C. § 1320a 7b, 42 C.F.R. § 1001.952, (B) the Civil Monetary Penalties Law, 42 U.S.C. § 1320a 7a, (C) the physician self-referral prohibition, 42 U.S.C. § 1395nn, 42 C.F.R. § 411.351 et seq., (D) the False Claims Act, 31 U.S.C. § 3729 et seq., (E) the CHAMPUS statute (10 U.S.C. § 1071 et seq.), (F) the False Statement Accountability Act (18 U.S.C. § 1001), and (G) the Program Fraud Civil Penalties Act (31 U.S.C. § 3810 et seq.); (ii) state Laws or other rules or regulations relating to health care fraud and abuse and referrals; (iii) state Laws or other rules or regulations relating to Medicaid or any other state health care or health insurance programs; (iv) state Laws or other rules or regulations (including those rules and regulations followed by state boards of medicine) relating to the unlawful practice of medicine by physicians or corporations, aiding or abetting the unlicensed practice of medicine, unprofessional conduct, false, deceptive or misleading advertising, filling prescriptions or providing medical care across state lines, fee-splitting, or the payment of referral fees; (v) federal or state Laws or other rules or regulations relating to the manner of handling, processing, and timely paying claims for payment for health care items or services; and (vi) other federal or state Laws or other rules or regulations relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services or the billing or payment for such items or services.

(b)                                 Since its inception, neither Target, Telemed nor any director, officer, employee or agent thereof, with respect to actions taken on behalf of Target or Telemed, or any physician employed by or under contract with Target or Telemed (an “Engaged Professional”) with respect to actions taken on behalf of Target or Telemed (i) has been assessed a civil money penalty under Section 1128A of the Social Security Act (42 U.S.C. § 1320a 7a) or any regulations promulgated thereunder, (ii) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (iii) has been convicted of any criminal offense or has engaged in any act or conduct that would be a grounds for mandatory or permissive exclusion from participation in any federal health care program under Section 1128 of the Social Security Act (42 U.S.C. § 1320a 7), or (iv) is a party to or subject to any action or proceeding concerning any of the matters described above in clauses (i) through (iii).

(c)                                  Target, Telemed, their respective businesses and to the Knowledge of the Target Parties each Engaged Professional, is in compliance, to the extent applicable, with the terms and provisions of all Laws or other rules or regulations of any Governmental Authority relating to patient or individual healthcare information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104 191, as amended, and any rules or regulations promulgated thereunder and similar state laws (collectively, the “Healthcare Information Laws”).  Except as specified in Section 4.17(c) of the Disclosure Schedules, Target and Telemed have (i) undertaken all necessary surveys, audits, inventories, reviews, analyses, or assessments (including any necessary risk assessments) on all privacy, security and other areas required for compliance under all Healthcare Information Laws to the extent applicable to Target’s and Telemed’s operations as heretofore conducted, (ii) taken all steps necessary to be in compliance with all Healthcare Information Laws to the extent applicable to Target’s and Telemed’s operations as heretofore conducted (the “Compliance Plan”) and (iii) implemented those provisions of the Compliance Plan to ensure that Target, Telemed, their respective businesses and each Engaged Professional are and will remain in compliance with all Healthcare Information Laws.

(d)                                 All Permits required for Target, Telemed, and to the Knowledge of the Target Parties each Engaged Professional to conduct their respective businesses as currently conducted or for the ownership and use of their respective assets have been obtained by Target, Telemed and each Engaged Professional and are valid and in full force and effect.  Each of Target, Telemed and each Engaged Professional is in compliance with all such Permits, and there are no provisions in, or Contracts relating to, any such Permits which preclude or restrict Target or Telemed from operating their respective businesses as they are currently operated.  All fees and charges with respect to such Permits as of the date hereof have been paid in full.  Section 4.17(d)

of the Disclosure Schedules lists all current Permits issued to Target or Telemed, including the names of the Permits and their respective dates of issuance and expiration.  No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit required to be set forth in Section 4.17(d) of the Disclosure Schedules.

(e)                                  None of Target, Telemed nor any Engaged Professional acting on their behalf has performed services for, nor received payment for services from, any Governmental Authority (including any federal healthcare program).

Section 4.18                            Environmental Matters.

(a)                                 The operations of Target, Telemed and their respective businesses are currently and have at all times been in compliance with all Environmental Laws.  No Target Party has received from any Person, with respect to Target, Telemed or their respective businesses, any:  (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.

(b)                                 There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business of Target or Telemed or any real property currently or formerly owned, leased or operated by Target or Telemed, and no Target Party has received an Environmental Notice that any of the business of Target or Telemed or real property currently or formerly owned, leased or operated by Target or Telemed (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Target or Telemed.

(c)                                  Neither Target nor Telemed has retained or assumed, by Contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

Section 4.19                            Employee Benefit Matters.

(a)                                 Section 4.19(a) of the Disclosure Schedules sets forth a correct and complete list of all Benefit Plans and Benefit Agreements.

(b)                                 Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Benefit Plan and intended to be Tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code or the Target has received an opinion letter from the Internal Revenue Service with respect to the compliance in form of such Benefit Plan documents with Section 401(a) of the Code and, to the Knowledge of the Target Parties, nothing has occurred that would adversely affect the qualification or Tax exemption of any such Benefit Plan or related trust.  Each Benefit Plan has been administered in all material respects in accordance with its terms.  The Target, Telemed and all the Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws, including Laws of foreign jurisdictions.  To the Knowledge of the Target Parties, with respect to each Benefit Plan and Benefit Agreement, the Target and Telemed have provided to participants all material communications or disclosures required by Law or by the terms of such Benefit Plan or Benefit Agreement.

(c)                                  No Benefit Plan or employee benefit plan maintained by an ERISA Affiliate (i) is subject to Title IV of ERISA or Section 412 of the Code or is a multiemployer pension plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a multiple employer plan (within the meaning of Section 4063 of ERISA) or (ii) provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by applicable Law).  Neither the Target nor any other Person that, together with the Target, is treated as a single employer under Section 414 of the Code has, within the prior six (6) years, sponsored, maintained, contributed to or been required to contribute to any such plan.

(d)                                 Except as may be required by applicable Law, or as contemplated under this Agreement, neither the Target nor Telemed has any announced plan or commitment to create any additional Benefit Plans which are intended to cover employees or former employees of the Target or Telemed or to amend or modify any existing Benefit Plan which covers or has covered employees or former employees of the Target or Telemed, or to create, amend or modify any Benefit Agreement.

(e)                                  To the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Target:  (i) all Benefit Plans and Benefit Agreements (including all amendments and attachments thereto); (ii) written summaries of any Benefit Plan and any Benefit Agreement not in writing; (iii) all related trust documents; (iv) all insurance Contracts or other funding arrangements; (v) the most recent annual report (Form 5500) filed with the Internal Revenue Service; (vi) the most recent determination letter from the Internal Revenue Service, if any; and (vii) the most recent summary plan description and any summary of material modification thereto.

(f)                                   There are no investigations, examinations, audits or proceedings by any Governmental Authority with respect to or involving any Benefit Plan or any fiduciary thereof, and to the Knowledge of the Target Parties, there are not any facts that would reasonably be expected to give rise to any such investigation, examination, audit or proceeding.  There are no Actions, claims, suits or proceeding against or involving any Benefit Plan or Benefit Agreement or asserting any rights or claims to benefits under any Benefit Plan or Benefit Agreement (except claims for benefits payable in the normal operation of the Benefit Plan or Benefit Agreement), and, to the Knowledge of the Target Parties, there are not any facts that would reasonably be expected to give rise to any such Action, claim, suit or proceeding.

(g)                                  With respect to each Benefit Plan, (i) (A) there has not occurred prior to the date hereof any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that could subject the Target or Telemed or any of their respective employees to any material liability and (B) following the date hereof, there will not occur any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that could subject Parent of the Surviving Corporation or any of their respective employees to any Liabilities that, in the case of this clause (i)(B), would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) neither the Target nor Telemed nor any of their directors, employees or agents has engaged in any transaction or acted in a manner, or failed to act in a manner, that would reasonably be expected to subject the Target or Telemed or any of their respective employees to liability for breach of fiduciary duty under ERISA or any other applicable Law.

(h)                                 Section 4.19(h) of the Disclosure Schedules discloses whether each Benefit Plan and each Benefit Agreement that is an employee welfare benefit plan is (i) unfunded or self-insured, (ii) funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured.

(i)                                     None of the execution and delivery of this Agreement nor the Transaction Documents, the obtaining of the approval of Target’s Stockholders or the consummation of the Merger or any other transaction contemplated hereby or thereby (whether alone or as a result of any termination of employment on or following the Effective Time) will, except as expressly contemplated by this Agreement, (i) entitle any Participant to severance, termination, retention, change in control or similar compensation or benefits, (ii) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to any Benefit Plan or Benefit Agreement or (iii) prohibit any Benefit Plan or Benefit Agreement from being amended or terminated.

(j)                                    Except as would not reasonably be expected to give rise to material Liability, the Target and Telemed have correctly classified each individual who performs services for the Target or Telemed as a common law employee, an independent contractor, or a leased employee, as applicable, in accordance with the provisions of each Benefit Plan, and in accordance with ERISA, the Code, and other applicable Laws.

(k)                                 Each Benefit Plan and each Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code was, as of January 1, 2005, in good faith compliance with Section 409A of the Code and the then applicable guidance issued by the Internal Revenue Service thereunder (together, the “409A Authorities”).  Since December 31, 2008, each Nonqualified Deferred Compensation Plan has remained in documentary and operational compliance with the 409A Authorities.  No Participant is entitled to any gross-up, make-whole or other additional payment from the Target or Telemed in respect of any Tax (including federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Sections 280G and 409A of the Code)) or interest or penalty related thereto.

(l)                                     Other than payments or benefits that may be made to the Persons listed in Section 4.19(1) of the Disclosure Schedules, no amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement or the Transaction Documents, the obtaining of the approval of Target’s Stockholders or the consummation of the Merger or any other transaction contemplated hereby or thereby (alone or in combination with any other event, including as a result of termination of employment on or following the Effective Time) by or for the benefit of any Person who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) with respect to the Target under any Benefit Plan, Benefit Agreement or otherwise would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(m)                             With respect to each Benefit Plan that is an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code, and all contributions for any period ending on or before the Effective Time which are not yet due have been made to each such employee pension benefit plan or accrued in accordance with GAAP.  With respect to each Benefit Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA), all premiums or other payments for all periods ending on or before the Effective Time have been paid or accrued in accordance with GAAP.

Section 4.20                            Employment Matters.

(a)                                 Section 4.20(a) of the Disclosure Schedules contains a list of all Persons who are currently employees, independent contractors or consultants of Target or Telemed (including all Engaged Professionals currently engaged or employed by Target or Telemed), and sets forth for each such individual the following:  (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits currently provided to each such individual.  Except as set forth on Section 4.20(a) of the Disclosure Schedules, neither Target nor Telemed is party to any employee agreement, independent contractor agreement or other Contract with any employee or independent contractor.  As of the date hereof, all compensation, including wages, commissions and bonuses payable to employees, independent contractors or consultants of Target or Telemed (including all Engaged Professionals) for services performed on or prior to the date hereof have been paid in full.

(b)                                 Neither Target nor Telemed is, or has ever been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not now, nor have there ever been, any Union representing or purporting to represent any employee of Target or Telemed, and, to the Knowledge of the Target Parties, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.  Except as set forth in Section 4.20(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Target, Telemed or any employees, independent contractors or consultants of Target or Telemed (including any Engaged Professionals).  Neither Target nor Target has any duty to bargain with any Union.

(c)                                  Each of Target and Telemed is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance.  All individuals characterized and treated by Target or Telemed as consultants or independent contractors of Target or Telemed are properly treated as independent contractors under all applicable Laws.  All employees of Target or Telemed classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified.  There are no Actions against Target or Telemed pending, or to the Knowledge of the Target Parties, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of Target or Telemed, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

(d)                                 Each of Target and Telemed has complied in all respects with the WARN Act.

Section 4.21                            Taxes.  Except as set forth in Section 4.21 of the Disclosure Schedules:

(a)                                 All Tax Returns required to be filed by Target or Telemed for any Pre-Closing Tax Period have been, or will be, timely filed.  Such Tax Returns are, or will be, true, complete and correct in all respects.  All Taxes due and owing by Target or Telemed (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)                                 To the Knowledge of the Target Parties, the unpaid Taxes of Target and Telemed for all Tax periods do not exceed the Estimated Closing Accrued Tax Amount.

(c)                                  Target and Telemed have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(d)                                 Target and Telemed have delivered or made available to Parent (i) complete and correct copies of all Tax Returns of Target and Telemed relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Target or Telemed relating to Taxes for any taxable period for which the statute of limitations has not yet expired and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Authority relating to Tax incentives of the Target or Telemed.

(e)                                  No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Target or Telemed.

(f)                                   All deficiencies asserted, or assessments made, against Target or Telemed as a result of any examinations by any taxing authority have been fully paid.

(g)                                  Neither Target nor Telemed is a party to any Action by any taxing authority.  There are no pending or, to the Knowledge of the Target Parties, threatened Actions by any taxing authority against or involving Target, Telemed, their respective businesses or the Target Ownership Interests.

(h)                                 Neither Target nor Telemed is (or within the past three (3) calendar years has been) a party to any engagement relating to the sharing of Tax benefits or Liabilities.

(i)                                     Neither Target nor Telemed has been informed by any jurisdiction that such entity has not filed a Tax Return that the jurisdiction believes Target or Telemed was required to file.

(j)                                    Neither Target nor Telemed is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns.  Neither Target nor Telemed has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than Target or Telemed.

(k)                                 There are no Encumbrances for Taxes upon any of the assets of Target or Telemed nor, to the Knowledge of the Target Parties, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the assets of Target or Telemed (other than for current Taxes not yet due and payable).

(l)                                     Neither Target nor Telemed is, or has been, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(m)                             Neither Target nor Telemed is, or has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(n)                                 None of the assets of Target or Telemed is tax-exempt use property within the meaning of Section 168(h) of the Code.

(o)                                 The consummation of the transactions contemplated by this Agreement will not result in any liability to Target, Telemed, Parent, or the Surviving Corporation for transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax).

(p)                                 Neither Target nor Telemed (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes, (ii) has made an entity classification (“check-the-box”) election under Section 7701, (iii) is or, to the Knowledge of the Target Parties, has ever been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law), or (iv) is or, to the Knowledge of the Target Parties, has ever been a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(q)                                 Neither Target nor Telemed has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other similar request that is in progress or pending with any Governmental Authority with respect to Taxes or Tax Returns.

(r)                                    Neither Parent nor the Surviving Corporation shall be required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of:  (i) an installment sale transaction by Target or Telemed occurring on or before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction by Target or Telemed occurring on or before the Closing Date reported as an open transaction for U.S. federal Income Tax purposes (or any similar doctrine under state, local or non-U.S. Laws); (iii) any prepaid amounts received on or prior to the Closing Date by Target or Telemed; (iv) a change in any Target’s or Telemed’s method of accounting on or prior to the Closing Date; or (v) an agreement entered into by Target or Telemed with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing Date.  Neither Target nor Telemed has made an election (including a protective election) pursuant to Section 108(i) of the Code.  Neither Target nor Telemed has any “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code.

(s)                                   Neither Target nor Telemed has made any payment, nor is obligated to make any payment or is a party to any agreement, Contract, arrangement or plan that could obligate it to make any payment, that may be treated as an “excess parachute payment” under Section 280G of the Code.

(t)                                    Except as set forth on Section 4.21 of the Disclosure Schedules, neither Target nor Telemed is a party to any agreement to pay, gross up or otherwise indemnify any employee, consultant or independent contractor for any Taxes, including potential Taxes imposed under Sections 409A or 4999 of the Code, incurred with respect to services provided to Target or Telemed.

(u)                                 Target has not distributed to its stockholders or securityholders any stock or securities of a controlled corporation, nor has stock or securities of Target been distributed, in a transaction to which Section 355 of the Code applies in the two (2) years prior to the date of this Agreement.

(v)                                 Telemed has been since its formation treated as a disregarded entity for federal income Tax purposes.  No election is pending to change the income Tax treatment of Telemed.  No Governmental Authority has challenged the federal income Tax treatment of Telemed.

Section 4.22                            Brokers.  Except set forth on Section 4.22 of the Disclosure Schedules (any Persons listed on Section 4.22 of the Disclosure Schedules being referred to herein as a “Broker”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Target Party.

Section 4.23                            Network Redundancy and Computer Back Up.  Except as could not reasonably be expected to have a Material Adverse Effect, Target has made backups of all computer software and databases utilized by it and maintains such software and databases at a secure off site location.  Target and Telemed have established a data recovery plan sufficient to restore service in a commercially reasonable amount of time in the event of a critical system failure or employs a remote failover system.

Section 4.24                            Privacy of Customer Information.  Neither Target nor Telemed uses any of the customer information it receives through its website or otherwise in a manner violative of the Target’s and Telemed’s privacy policy or the privacy rights of its customers under applicable Law.

Section 4.25                            Inspections and Investigations.  Except as set forth and described in Section 4.25 of the Disclosure Schedules, (i) neither Target, Telemed, nor to the Knowledge of the Target Parties, any Engaged Professional or other Person affiliated with the Target or Telemed or who has provided services to Target or Telemed during the past seven (7) years, has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Authority, trade association, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity on the part of Target, Telemed or such individual where such alleged improper activity related to the operations of Target or Telemed, nor has any Target Party received any notice of deficiency during the past seven (7) years in connection with the operations of the Target or Telemed; (ii) there are not presently any outstanding deficiencies or orders of any Governmental Authority having jurisdiction over Target, Telemed or any of their assets or properties, or requiring conformity to any applicable agreement, Law, regulation, ordinance or bylaw; and (iii) there is not any notice of any claim, requirement or demand of any licensing or certifying agency or other third party supervising or having authority over the Target, Telemed or their assets or properties to conform to or comply with any existing Law, code, rule, regulation or standard.  Attached as part of Section 4.25 of the Disclosure Schedules are copies of all reports, correspondence, notices and other documents relating to any matter described or referenced therein.

Section 4.26                            Rates and Reimbursement Policies.  Except for ethical limitations, the jurisdictions in which Target and Telemed conduct business do not currently impose any restrictions or limitations on rates which may be charged to patients receiving services provided by Target or Telemed.  Neither Target nor Telemed has any rate appeal currently pending before any Governmental Authority.  No Target Party has Knowledge of any applicable Law, which has been enacted, promulgated or issued within the twenty four (24) months preceding the date of this Agreement, or of any such legal requirement proposed or currently pending in the jurisdictions in which Target and Telemed do business, which could reasonably be expected to have a Material Adverse Effect or may require the Target to obtain any necessary authorization which it does not currently possess.

Section 4.27                            No Disagreements with Accountants and Lawyers.  Except as set forth in Section 4.27 of the Disclosure Schedules, there are no disagreements of any kind presently existing, or reasonably anticipated by the Target Parties to arise, between the accountants and lawyers formerly or presently employed by Target or Telemed, and Target and Telemed is current with respect to any fees owed to their accountants and lawyers.

Section 4.28                            Solvency.

(a)                                 Neither Target nor Telemed is Insolvent, and will not be rendered Insolvent by any of the transactions contemplated by this Agreement.  As used in this Section, “Insolvent” means that the sum of the debts and other probable Liabilities of a Person exceeds the present fair saleable value of such Person’s assets.

(b)                                 Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (A) each of Target and Telemed (i) will be able to pay its Liabilities as they become due in the usual course of its business, (ii) will not have unreasonably small capital with which to conduct its present or proposed business, and (iii) will have assets (calculated at fair market value) that exceed its Liabilities, and (B) taking into account all pending and threatened litigation, final judgments against each of Target and Telemed in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Target or Telemed will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Target or Telemed.

Section 4.29                            Full Disclosure.  No representation or warranty by any Target Party in this Agreement and no statement contained in the Disclosure Schedules to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Target that the statements contained in this ARTICLE V are true and correct as of the date hereof and as of the Closing.

Section 5.01                            Organization of Parent.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.

Section 5.02                            Authority of Parent.  Parent has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Parent of this Agreement and any other Transaction Document to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent.  This Agreement has been duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by Target) this Agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms.  When each other Transaction Document to which Parent is or will be a party has been duly executed and delivered thereby (assuming due authorization, execution and delivery by each other party thereto), such

Transaction Document will constitute a legal and binding obligation of Parent, as applicable, enforceable against it in accordance with its terms.

Section 5.03                            No Conflicts; Consents.  The execution, delivery and performance by Parent of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:  (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent; or (c) require the consent, notice or other action by any Person under any Contract to which Parent is a party.  Other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.04                            Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Parent.

Section 5.05                            Legal Proceedings.  There are no Actions pending or, to Parent’s knowledge, threatened against or by Parent, or any Affiliate of Parent that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.06                            Independent Investigation.  Parent acknowledges and agrees that:  (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Target set forth in ARTICLE IV of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Target nor any other Person has made any representation or warranty as to Target, the Target Ownership Interests or this Agreement, except as expressly set forth in ARTICLE IV of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE VI
COVENANTS

Section 6.01                            [RESERVED].

Section 6.02                            Confidentiality.  From and after the Closing, each Principal shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Target or its business, except to the extent that such Principal can show that such information (a) is generally available to and known by the public through no fault of such Principal, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such Principal, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  If any Principal or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Principal shall promptly notify Parent in writing and shall disclose only that portion of such information which such Principal is advised by its counsel in writing is legally required to be disclosed, provided that such Principal shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.03                            Approvals and Consents.

(a)                                 Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents.  Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.  The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)                                 Target and Parent shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules.

(c)                                  Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)                                     respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii)                                  avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii)                               in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d)                                 All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Target or Parent with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals.  Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)                                  Notwithstanding the foregoing, nothing in this Section 6.03 shall require, or be construed to require, Parent, the Surviving Corporation or any of their Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, the Surviving Corporation or any of their Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Parent or the Surviving Corporation of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.04                            Books and Records.

(a)                                 In order to facilitate the resolution of any claims made against or incurred by Target prior to the Closing, or for any other reasonable purpose, for a period of five years after the Closing, Parent shall (or shall cause the Surviving Corporation to):

(i)                                     retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Target; and

(ii)                                  upon reasonable notice, afford the Stockholder Representative reasonable access (including the right to make, at the Stockholders’ expense, photocopies), during normal business hours, to such Books and Records.

(b)                                 Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be obligated to provide the Stockholders’ Representatives with access to any books or records (including personnel files) pursuant to this Section 6.04 where such access would violate any Law.

Section 6.05                            Tax Matters.

(a)                                 Preparation and Filing of Tax Returns; Payment of Taxes.

(i)                                     At their expense, the Target Parties shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns for Target and Telemed due on or prior to the Closing.  The Target Parties shall make or cause to be made all payments required with respect to any such Tax Returns.  Unless otherwise required by Law, all Tax Returns shall be filed in a manner consistent with past practice and on a basis consistent with the last previous similar Tax Return.

(ii)                                  At its expense, Parent shall prepare and timely file or shall cause to be prepared and timely filed, all Tax Returns for the Surviving Corporation required to be filed after the Closing Date.  Parent shall make or cause to be made all payments required with respect to any such Tax Returns, subject to the reimbursement rights specified below.  The Target shall inform Parent of any past practices affecting the Tax Liability of Target or the Stockholders, which Parent will continue to follow for any Tax Return covering the Straddle Period provided that the past practices are reasonable and do not subject Parent to adverse Tax consequences.  In absence of such information, Parent will use common Tax practices and professional Tax judgment to prepare Target’s Tax Returns covering the Straddle Period.

(iii)                               In the case of Taxes that are payable with respect to a taxable period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”), the portion of any such Tax that is allocable to the portion of the period ending on and including the Closing Date (and which Taxes shall be borne by Target) shall be:

(A)                               in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year ended on and included the Closing Date (an interim closing of the books); and

(B)                               in the case of Taxes imposed on a periodic basis with respect to the assets of Target or any of its Subsidiaries, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on and including the Closing Date and the denominator of which is the number of calendar days in such Straddle Period.

(iv)                              At least 15 days prior to the date on which any Straddle Period Tax Return is to be filed, the Parent shall submit such Tax Return to the Stockholder Representative for the Stockholder Representative’s review and approval, which approval will not be unreasonably withheld, conditioned or delayed; and shall be deemed granted if no written objection is received within such 15 day period; provided that in the event the Stockholder Representative objects (or does not provide its approval) to the filing of any such Straddle Period Tax Return and Parent submits such Straddle Period Tax Return notwithstanding such objection, the Stockholders shall not be liable to Parent for any amounts arising from the filing of such Straddle Period Tax Return.

(b)                                 Cooperation.  After the Closing Date, each Target Party, on one hand, and Parent, on the other hand, shall:

(i)                                     Use commercially reasonable efforts to cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns relating to the Business and make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to liabilities for, or exemption from, Taxes associated with the Business as set forth in this Agreement.  Any information or documents provided under this Section 6.05(b) shall be kept confidential by the party receiving such information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with administrative or judicial proceedings relating to Taxes;

(ii)                                  Make available to the other, as reasonably requested and available, personnel responsible for preparing or maintaining information, records and documents in connection with Taxes as well as any related litigation;

(iii)                               Preserve all such information, records, and documents until the expiration of any applicable statutes of limitation or extensions thereof and as otherwise required by Law; and

(iv)                              Provide timely notice to the other in writing of any pending or threatened Tax audits or assessments related to the Business for periods beginning prior to the Closing Date, and furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such period.

(c)                                  Tax Sharing Agreements.  All tax sharing agreements or similar agreements with respect to or involving Target or Telemed shall be terminated as of the Closing Date and, after the Closing Date, Parent and the Surviving Corporation shall not be bound thereby or have any Liability thereunder.

Section 6.06                            Public Announcements.  Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of both Parent and the Stockholder Representative (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.07                            Stockholder and Employee Claims.  Stockholder Representative shall provide notice to Parent promptly following receipt (and in no event later than five Business Days following the date of receipt) of any Stockholder and Employee Claim.

Section 6.08                            CONSENT OF PRINCIPALS; WAIVER OF APPRAISAL AND DISSENTER’S RIGHTS.  BY EXECUTION HEREOF, EACH PRINCIPAL HEREBY KNOWINGLY AND FREELY (I) CONSENTS TO THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT ON THE TERMS AND CONDITIONS SET FORTH HEREIN, (II) WAIVES ANY AND ALL RIGHTS OF FIRST REFUSAL, FIRST OFFER, APPROVAL, LIQUIDATION PROCEEDS PREFERENCE, NOTICE OR SIMILAR RIGHTS, IF ANY, SUCH PRINCIPAL MAY HAVE ARISING OUT OF OR IN CONNECTION WITH THE MERGER, AND (III) WAIVES ANY ALL APPRAISAL AND DISSENTER’S RIGHTS UNDER THE DGCL IN CONNECTION WITH

THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PRINCIPAL HAS REVIEWED AND UNDERSTANDS THE TERMS AND CONDITIONS OF THIS AGREEMENT AND IS HEREBY ENCOURAGED TO, HAS HAD THE OPPORTUNITY TO, AND TO THE EXTENT SUCH PRINCIPAL DEEMED NECESSARY DID, SEEK AND RELY UPON THE ADVICE OF SUCH PRINCIPAL’S OWN INDEPENDENT COUNSEL IN THE NEGOTIATION AND ADOPTION OF THIS AGREEMENT.

Section 6.09                            Further Assurances.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII
[RESERVED]

ARTICLE VIII
INDEMNIFICATION

Section 8.01                            Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two years from the Closing Date; provided, that (i) the representations and warranties in Section 4.01 (Organization and Capitalization), Section 4.02 (Authority), Section 5.01 (Organization) and Section 5.02 (Authority) shall survive indefinitely (the representations described in clause (i), the “Fundamental Representations”), and (ii) the representations and warranties in Section 4.03 (No Conflicts), Section 4.12 (Intellectual Property), Section 4.17 (Compliance with Laws; Permits), Section 4.18 (Environmental Matters), Section 4.19 (Employee Benefit Matters), Section 4.21 (Taxes), Section 4.22 (Brokers), Section 4.28 (Solvency), Section 5.03 (No Conflicts; Consents) and Section 5.04 (Brokers) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).  All covenants of the parties contained herein shall survive the Closing until performed in accordance with their terms.  Notwithstanding the foregoing, any claims asserted in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty or covenant and such claims shall survive until finally resolved.  Notwithstanding the foregoing, any claims arising from fraud or criminal activity with respect to a representation, warranty or covenant hereunder shall not be limited by the survival period described above, and shall continue until the later of the expiration of the survival period set forth above for such representation, warranty or convent or the expiration of the statute of limitations for such fraud or criminal activity.

Section 8.02                            Indemnification by the Stockholders.  Subject to the other terms and conditions of this ARTICLE VIII, the Stockholders, severally and not jointly, shall indemnify and defend each of Parent and its Affiliates (including, after the Effective Time, the Surviving Corporation) and their respective Representatives (collectively, the “Parent Indemnitees”)

against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the Fundamental Representations of Target as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)                                 any inaccuracy in or breach of any of the representations or warranties of Target contained in this Agreement (other than the Fundamental Representations), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(c)                                  any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Target (at or prior to the Effective Time) or by such Stockholder (but not by any other Stockholder) pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Target Parties or such Stockholder pursuant to this Agreement;

(d)                                 any Stockholder and Employee Claims;

(e)                                  any Closing Transaction Expenses in excess of the amounts set forth on the Pre-Closing Statement, to the extent not paid by the Target Parties at Closing;

(f)                                   any Liability based upon, resulting from or arising out of any promise or instrument contemplating the issuance of equity, equity appreciation, Target Options, Phantom Equity Rights, or similar rights with respect to Target, including without limitation with respect to all such rights listed on Section 2.10(b) of the Disclosure Schedule (collectively, the “Option Liabilities”); or

(g)                                  any Liability based upon, resulting from or arising out of any Contract or other agreement between any Target Party or any of their respective Affiliates and Edison or any of its respective Affiliates (including, without limitation, any Liabilities related to the actual or alleged breach or violation of any representation, warranty, covenant, agreement or obligation of any Target Party or its Affiliates thereunder) including without limitation in connection with that certain Letter of Intent dated June 4, 2013 by and among Edison, Target, Morgenthau, Promociones and Ricardo Weisz (collectively, the “Edison Liabilities”).

Section 8.03                            Indemnification by Parent.  Subject to the other terms and conditions of this ARTICLE VIII, Parent shall indemnify and defend each of the Stockholders, their respective Affiliates and their respective Representatives (collectively, the “Stockholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Stockholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the Fundamental Representations of Parent as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)                                 any inaccuracy in or breach of any of the representations or warranties of Parent contained in this Agreement (other than the Fundamental Representations), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(c)                                  any breach or nonfulfillment of any covenant, agreement or obligation to be performed by Parent pursuant to this Agreement; or

(d)                                 the business, operations, properties, assets or obligations of Parent or of the Surviving Corporation arising on or after the Closing Date.

Section 8.04                            Certain Limitations.  Except with respect to claims arising from fraud or criminal activity, Option Liabilities, Edison Liabilities or any inaccuracy in or breach of Section 4.01 or Section 4.06 (which claims shall not be subject to the limitations set forth in this Section 8.04), the indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)                                 The Stockholders shall not be liable to the Parent Indemnitees for indemnification under Section 8.02 until the aggregate amount of all Losses in respect of indemnification under Section 8.02 exceeds $175,000.00, in which event the Stockholders shall be required to pay or be liable for all such Losses from the first dollar thereof.

(b)                                 Parent shall not be liable to the Stockholder Indemnitees for indemnification under Section 8.03 until the aggregate amount of all Losses in respect of indemnification under Section 8.03 exceeds $175,000.00, in which event Parent shall be required to pay or be liable for all such Losses from the first dollar thereof.

(c)                                  The maximum aggregate amount of all Losses for which the Stockholders shall be liable pursuant to Section 8.02 shall not exceed $13,500,000.00, provided, however that the maximum aggregate amount of all Losses for which the Stockholders shall be liable pursuant to Section 8.02(b) shall not exceed $3,550,000.  In the case of any Loss, the liability of any Stockholder pursuant to Section 8.02 shall be limited to such Stockholder’s Participating Percentage of such Loss.  In addition, the aggregate amount of all Losses for which a Stockholder may be liable (including such Stockholder’s pro-rata portion of Losses paid from the Escrow Account) shall be further limited to such Stockholder’s Net Allocated Share.

(d)                                 The maximum aggregate amount of all Losses for which Parent shall be liable pursuant to Section 8.03 shall not exceed $13,500,000.00; provided, however, that the maximum aggregate amount of all Losses (other than those related to claims arising from fraud) for which Parent shall be liable pursuant to Section 8.03(b) shall not exceed $3,550,000.00.

(e)                                  The amount of Losses for which indemnification is provided for under this Agreement shall be reduced by (i) any amounts actually received by the Indemnified Party as a result of any indemnification, contribution or other payment by a third party, (ii) any insurance proceeds or other similar amounts actually received by an Indemnified Party with respect to such Losses (any amounts described in clause (i) or (ii), “Third Party Payments”).

(f)                                   If the amount of any Loss, at any time subsequent to the making of any indemnification payment on account of such Loss, is reduced by any Third Party Payment, the amount of such reduction shall promptly be repaid by the Indemnified Party to the Indemnifying Party.

(g)                                  Each Indemnified Party shall take all reasonable actions to mitigate all Losses and to timely make and diligently pursue any claims for insurance, tax benefits and other payments available from third parties with respect to Losses for which it seeks indemnification hereunder.

(h)                                 No party shall have any obligation to provide indemnification hereunder for any punitive or consequential damages.

(i)                                     No claim for indemnification may be made and no indemnification shall be required to the extent that such Loss was accrued or reflected on the Financial Statements.

(j)                                    The obligations of the Stockholders under Section 8.02 shall be satisfied exclusively out of the Escrow Amount pursuant to the terms of the Escrow Agreement until the Escrow Amount is exhausted, and may thereafter be satisfied by payment directly from the Stockholders, subject to the limitations herein.

(k)                                 In no event shall an indemnitee be entitled to recover with respect to the same Loss more than once pursuant to this Agreement (whether through indemnification, a reduction in Aggregate Merger Consideration, third party recover or otherwise), it being the intent of the parties to avoid “double-counting” in this regard.

Section 8.05                            Indemnification Procedures.  The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.

(a)                                 Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Stockholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim to the extent that it seeks an injunction or other equitable relief against the Indemnified Party.  In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems reasonably necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  The fees and disbursements of such counsel shall be at the expense of the Indemnified Party.  If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.  The Indemnified Party and the Indemnifying Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.02) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.  Notwithstanding anything to the contrary, for purposes of this Section 8.05, any Stockholder and Employee Claims shall be deemed to be demands made by a third party and shall constitute Third Party Claims.

(b)                                 Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b).  If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.  If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party, including fees and expenses incurred thereafter, as to such Third Party Claim shall not exceed the amount of such settlement offer.  If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim within 30 days after the receipt of such firm offer, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.  If the Indemnified Party has assumed the defense of such Third Party Claim pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)                                  Direct Claims.  Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have 20 days after its receipt of such notice to respond in writing to such Direct Claim, which response may include a request for additional information.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not respond within such 20 day period, the Escrow Agent shall provide the Indemnifying Party of notice of expiration of such 20 day period (a “Waiver Notice”).  If Indemnifying Party does not deliver to the Escrow Agent and Indemnified Party an objection disputing the Direct Claim or any portion of the amount claimed in the Direct Claim within five (5) Business Days after the date of receipt of such Waiver Notice, then (i) Indemnifying Party shall be conclusively deemed to have acknowledged the correctness of the Direct Claim, and (ii) the Escrow Agent shall, within three (3) Business Days following the expiration of such five (5) Business Day period, release to Indemnified Party from the Escrow Account the amount of the Direct Claim specified in the notice of the Direct Claim with respect to which Indemnifying Party did not timely submit an objection.

(d)                                 If the Indemnifying Party timely delivers an objection to the Direct Claim or seeks additional information regarding the Direct Claim, and if such claim or claims described therein shall not have been resolved or compromised between the Indemnifying Party and the Indemnified Party within five (5) Business Days following notice of non-response from the Escrow Agent, then the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06                            Payments.  Once a Loss is agreed (or deemed to be agreed) to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such agreement or final, non-appealable adjudication by providing written instruction to the Escrow Agent to release funds from Escrow Account to pay such Loss, or in the event there are not sufficient funds in the Escrow Account, then by wire transfer of immediately available funds.  The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to the statutory rate of interest in New York for judgments on the date of such agreement or final, non-

appealable adjudication.  Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 8.07                            Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Aggregate Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 8.08                            Effect of Investigation.  The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, as the case may be.

Section 8.09                            Exclusive Remedies.  Subject to Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than those related to claims arising from fraud, criminal activity or willful misconduct) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII.  Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or willful misconduct.

Section 8.10                            Authority of the Stockholder Representative.  Notwithstanding anything in this ARTICLE VIII to the contrary, and as more particularly set forth in ARTICLE IX, the Stockholder Representative shall have the power to execute, deliver, acknowledge, certify and file any documents, give and receive any notices, negotiate or enter into compromises or disputes, and take any and all actions such Stockholder Representative may determine to be necessary, on behalf of any Stockholder or other Stockholder Indemnitee in connection with this ARTICLE VIII.

Section 8.11                            Calculation of Losses.  For purposes of this ARTICLE VIII, to the extent it is determined that a representation or warranty has been breached and the Parent Indemnitees or the Stockholder Indemnitees are entitled to be indemnified therefor pursuant to the terms of this ARTICLE VIII, then for the purposes of determining the amount of any Losses relating to such breach (and only for such purpose and, for the avoidance of doubt, not for the purpose of determining whether a breach has occurred), the breached representation or warranty shall be read without regard to any qualifications or exceptions relating to or referring to the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect” or any similar term or phrase contained in or otherwise applicable to any such representation or warranty.

ARTICLE IX
STOCKHOLDER REPRESENTATIVE

Section 9.01                            Appointment of Stockholder Representative; Power of Attorney.

(a)                                 Each Stockholder hereby irrevocably nominates, constitutes and appoints Douglas L. O’Keefe as the Stockholder Representative and as the agent, agent for service of process and true and lawful attorney in fact of such Stockholder with full power of substitution, to act in the name, place and stead of such Stockholder with respect to all matters under this Agreement and the transactions contemplated by this Agreement.  Such powers shall include, without limitation, the taking by the Stockholder Representative of any and all actions and the making of any decisions required or permitted to be taken or made by any Stockholder under this Agreement, including the exercise of the power to:  (i) execute, deliver, acknowledge, certify and file (in the name of any or all of such Stockholders or otherwise) any and all documents and to take any and all actions that the Stockholder Representative may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with this Agreement (including negotiating, entering into compromises or settlements of and resolving disputes with respect to any matters covered in Section 2.13 and ARTICLE VIII); (ii) give and receive notices and communications under this Agreement; (iii) authorize the payment of fees, expenses and distributions, including, without limitation, any fees, expenses or distributions out of the Stockholder Representative Holdback Amount; and (iv) execute amendments (and additional documents related thereto) to this Agreement on behalf of such Stockholders generally consistent with the transaction contemplated hereby, the execution thereof shall be conclusive evidence of such determination.  Douglas L. O’Keefe hereby accepts his appointment as the Stockholder Representative.

(b)                                 Each Stockholder hereby acknowledges and agrees that the Stockholder Representative Holdback Amount shall be withheld and paid directly to an account maintained by the Stockholder Representative (or a financial institution selected by the Stockholder Representative) as a fund for the fees and expenses (including, without limitation, any legal fees and expenses) of the Stockholder Representative incurred in connection with this Agreement, with any balance of the Stockholder Representative Holdback Amount not utilized for such purposes to be remitted to the Stockholders in accordance with their Participating Percentages.  The Stockholder Representative will, if so requested in writing by any Stockholder, provide such Stockholder with a written report describing in reasonable detail the amount of any fees, expenses, distributions, or other remittances made out of the Stockholder Representative Holdback Amount; provided, however, that the Stockholder Representative will not have any obligation to provide any such written report to any particular Stockholder any more than two times during any rolling twelve month period.

Section 9.02                            Irrevocable Appointment.  The power of attorney granted in Section 9.01 is (a) coupled with an interest and is irrevocable and (b) shall survive the death, incapacity or dissolution of each of the Stockholders.

Section 9.03                            Reliance.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, Parent and any Parent Indemnitees shall be entitled to deal exclusively with the Stockholder Representative on all matters relating to this Agreement, including, without limitation, ARTICLE VIII, and each Parent Indemnitee shall be entitled to deal exclusively with the Stockholder Representative in respect of all such matters, and each of them shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by the Stockholder Representative in respect of such matters, and on any other action taken or purported to be taken on behalf of any Stockholder by the Stockholder Representative, as fully binding upon such Stockholder.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, any notice or communication delivered by Parent to Stockholder Representative shall, as between Parent, on the one hand, and the Stockholders, on the other hand, be deemed to have been delivered to all Stockholders.  Parent shall be entitled to rely exclusively upon any communication or writings given or executed by Stockholder Representative in connection with any claims for indemnity and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by Stockholder Representative.

Section 9.04                            Replacement.  The Stockholder Representative may at any time designate a replacement Stockholder Representative with the consent of the Parent (which will not be unreasonably withheld, conditioned or delayed), and each Stockholder, by virtue of his or her execution and delivery of this Agreement, hereby consents to such replacement Stockholder Representative.  If the Stockholder Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as representative of the Stockholders, then the Stockholders shall, by “majority vote”, within thirty (30) days after such death or disability, appoint a successor representative (with the consent of Parent, which will not be unreasonably withheld, conditioned or delayed).  Any such successor shall become the “Stockholder Representative” for all purposes under this Agreement.

ARTICLE X
MISCELLANEOUS

Section 10.01                     Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02                     Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Target:                                                                                                                                                                              Consult A Doctor, Inc.
846 Lincoln Avenue
Miami Beach, Florida  33140
Facsimile:        305-372-7475
Attention:        President

with a copy to:                                                                                                                                                               Carey Rodriguez Greenberg O’Keefe LLP
1395 Brickell Avenue
Suite 700
Miami, Florida  33131
Facsimile:  305-372-7475
Attention:  Douglas L. O’Keefe, Esq.

If to Stockholder Representative:                                                            c/o Carey Rodriguez Greenberg O’Keefe LLP
1395 Brickell Avenue
Suite 700
Facsimile:  305-372-7475
Attention:  Douglas L. O’Keefe, Esq.

If to Parent:                                                                                                                                                                              Teladoc, Inc.
One Sound Shore Drive, Suite 300
Greenwich, Connecticut  06830
Facsimile:  1-203-769-1544
Attention:  Paul D. Squire, Esq.

with a copy to:                                                                                                                                                               Jackson Walker L.L.P.
Bank of America Plaza
901 Main Street, Suite 6000
Dallas, Texas  75202
Facsimile:  (214) 661-6688
Attention:  James S. Ryan III, Esq.

Section 10.03                     Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein:  (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This

Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04                     Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05                     Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06                     Entire Agreement.  This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07                     Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No party may assign its rights or obligations hereunder without the prior written consent of Parent and the Stockholder Representative, which consent shall not be unreasonably withheld or delayed; provided, however, that Parent may, without the prior written consent of Stockholder Representative, assign all or any portion of its rights under this Agreement (i) prior to the Closing Date, to one or more of its direct or indirect wholly-owned subsidiaries, (ii) to a successor of the Parent, by consolidation, merger or operation of law, (iii) to a purchaser of all or substantially all of the Parent’s assets or (iv) to a lender of the Parent as collateral.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08                     No Third-party Beneficiaries.  Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the Stockholders of Target, the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09                     Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent and the Stockholder Representative.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10                     Governing Law; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(b).

Section 10.11                     Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12                     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CONSULT A DOCTOR, INC.

By:	/s/ Jack Karabees
Name:	Jack Karabees
Title:	President

TELADOC, INC.

By:	/s/ Jason Gorevic
Name:	Jason Gorevic
Title:	Chief Executive Officer

/s/ Wolf Shlagman
Wolf Shlagman

/s/ John J. Karabees
John J. Karabees

MORGENTHAU ACCELERATOR FUND, LP

By:	/s/ Michael Andzel
Name:	Michael Andzel
Title:	Managing Member

/s/ Arturo Castillo
Arturo Castillo

PROMOCIONES BURSATILES, S.A.

By	/s/ Roberto Solis
Name:	Roberto Solis
Title:	President

NEW WORLD ANGELS VI (CONSULT A DOCTOR), LLC

By	/s/ Ricardo Weisz
Name:	Ricardo Weisz
Title:	Manager

/s/ Douglas L. O’Keefe
Douglas L. O’Keefe, solely in his capacity as Stockholder Representative